Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Level 3 Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 3 Communications, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

February 24, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Level 3 Communications, Inc.:

We have audited Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Level 3 Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Level 3 Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity, for each of the years in the three-year period ended December 31, 2016, and our report dated February 24, 2017, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Denver, Colorado

February 24, 2017

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For each of the three years ended December 31,

(dollars in millions, except per share data)	2016	2015	2014

Revenue	$8,172	$8,229	$6,777

Costs and Expenses:
Network access costs	2,725	2,833	2,529
Network related expenses	1,346	1,432	1,246
Depreciation and amortization	1,250	1,166	808
Selling, general and administrative expenses	1,407	1,467	1,181

Total Costs and Expenses	6,728	6,898	5,764

Operating Income	1,444	1,331	1,013
Other Income (Expense):
Interest income	4	1	1
Interest expense	(546)	(642)	(654)
Loss on modification and extinguishment of debt	(40)	(218)	(53)
Venezuela deconsolidation charge	—	(171)	—
Other, net	(20)	(18)	(69)

Total Other Expense	(602)	(1,048)	(775)

Income Before Income Taxes	842	283	238
Income Tax (Expense) Benefit	(165)	3,150	76

Net Income	$677	$3,433	$314

Basic Earnings per Common Share
Net Income Per Share	$1.89	$9.71	$1.23
Weighted-Average Shares Outstanding (in thousands)	358,559	353,385	254,428

Diluted Earnings per Common Share
Net Income Per Share	$1.87	$9.58	$1.21
Weighted-Average Shares Outstanding (in thousands)	361,472	358,593	258,483

See accompanying notes to Consolidated Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For each of the three years ended December 31,

(dollars in millions)	2016	2015	2014
Net Income	$677	$3,433	$314
Other Comprehensive Loss net of Tax:
Foreign currency translation adjustments, net of tax effect of $39, $13, and $0	(80)	(162)	(178)
Defined benefit pension plan adjustments, net of tax effect of $4, ($2), and $0	(6)	8	(5)

Other Comprehensive Loss, net of Tax	(86)	(154)	(183)

Comprehensive Income	$591	$3,279	$131

See accompanying notes to Consolidated Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(dollars in millions, except share data)	2016	2015
Assets:
Current Assets:
Cash and cash equivalents	$1,819	$854
Restricted cash and securities	7	8
Receivables, less allowances for doubtful accounts of $29 and $32, respectively	712	757
Other	115	111

Total Current Assets	2,653	1,730
Property, Plant and Equipment, net of accumulated depreciation of $11,249 and $10,365, respectively	10,139	9,878
Restricted Cash and Securities	31	42
Goodwill	7,729	7,749
Other Intangibles, net	915	1,127
Deferred Tax Assets	3,370	3,441
Other Assets, net	51	50

Total Assets	$24,888	$24,017

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$706	$629
Current portion of long-term debt	7	15
Accrued payroll and employee benefits	195	218
Accrued interest	129	108
Current portion of deferred revenue	266	267
Other	168	179

Total Current Liabilities	1,471	1,416
Long-Term Debt, less current portion	10,877	10,866
Deferred Revenue, less current portion	1,001	977
Other Liabilities	622	632

Total Liabilities	13,971	13,891
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares issued or outstanding	—	—
Common stock, $.01 par value, authorized 433,333,333 shares in both periods; 360,021,098 shares issued and outstanding at December 31, 2016 and 356,374,473 shares issued and outstanding at December 31, 2015	4	4
Additional paid-in capital	19,800	19,642
Accumulated other comprehensive loss	(387)	(301)
Accumulated deficit	(8,500)	(9,219)

Total Stockholders’ Equity	10,917	10,126

Total Liabilities and Stockholders’ Equity	$24,888	$24,017

See accompanying notes to Consolidated Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For each of the three years ended December 31,

(dollars in millions)	2016	2015	2014
Cash Flows from Operating Activities:
Net income	$677	$3,433	$314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,250	1,166	808
Loss on impairment	—	—	18
Non-cash compensation expense attributable to stock awards	156	141	73
Loss on modification and extinguishment of debt	40	218	53
Venezuela deconsolidation charge	—	171	—
Accretion of debt discount and amortization of debt issuance costs	21	24	36
Accrued interest on long-term debt, net	21	(57)	12
Non-cash tax adjustments	—	—	(7)
Deferred income taxes	123	(3,202)	(116)
(Gain) loss on sale of property, plant, and equipment and other assets	(2)	1	(3)
Other, net	(10)	35	(8)
Changes in working capital items:
Receivables	31	(87)	9
Other current assets	(36)	(11)	2
Accounts payables	83	4	(77)
Deferred revenue	18	88	6
Other current liabilities	(29)	(69)	41

Net Cash Provided by Operating Activities	2,343	1,855	1,161
Cash Flows from Investing Activities:
Capital expenditures	(1,334)	(1,229)	(910)
Cash related to deconsolidated Venezuela operations	—	(83)	—
Change in restricted cash and securities, net	12	(22)	(10)
Proceeds from sale of property, plant and equipment and other assets	3	4	3
Investment in tw telecom, net of cash acquired	—	—	(167)
Other	—	(14)	(2)

Net Cash Used in Investing Activities	(1,319)	(1,344)	(1,086)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	764	4,832	589
Payments on and repurchases of long-term debt and capital leases	(820)	(5,051)	(671)

Net Cash Used in Financing Activities	(56)	(219)	(82)
Effect of Exchange Rates on Cash and Cash Equivalents	(3)	(18)	(44)

Net Change in Cash and Cash Equivalents	965	274	(51)
Cash and Cash Equivalents at Beginning of Year	854	580	631

Cash and Cash Equivalents at End of Year	$1,819	$854	$580

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$508	$668	$598
Income taxes paid, net of refunds	$35	$50	$44
Non-cash Investing and Financing Activities:
Capital lease obligations incurred	$1	$6	$2
Long-term debt conversion into equity	$—	$333	$142
Accrued interest conversion into equity	$—	$10	$2
Long-term debt issued and proceeds placed in escrow	$—	$—	$3,000
Escrowed securities used in the acquisition of tw telecom	$—	$—	$3,014

See accompanying notes to Consolidated Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For each of the three years ended December 31,

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
(dollars in millions, except share data)	Shares	$
Balance at January 1, 2014	234,688,063	$2	$14,339	$36	$(12,966)	$1,411
Common stock:
Common stock issued under employee stock benefit plans and other	4,528,559	—	78	—	—	78
Stock-based compensation	—	—	55	—	—	55
tw telecom acquisition equity consideration	96,868,883	1	4,543	—	—	4,544
Conversion of debt to equity	5,275,915	—	144	—	—	144
Net Income	—	—	—	—	314	314
Other Comprehensive Loss	—	—	—	(183)	—	(183)

Balance at December 31, 2014	341,361,420	$3	$19,159	$(147)	$(12,652)	$6,363
Common stock:
Common stock issued under employee stock benefit plans and other	2,696,470	—	35	—	—	35
Stock-based compensation	—	—	106	—	—	106
Conversion of debt to equity	12,316,583	1	342	—	—	343
Net Income	—	—	—	—	3,433	3,433
Other Comprehensive Loss	—	—	—	(154)	—	(154)

Balance at December 31, 2015	356,374,473	$4	$19,642	$(301)	$(9,219)	$10,126
Common stock:
Common stock issued under employee stock benefit plans and other	3,646,625	—	37	—	—	37
Stock-based compensation	—	—	121	—	—	121
Net Income	—	—	—	—	677	677
Adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting	—	—	—	—	42	42
Other Comprehensive Loss	—	—	—	(86)	—	(86)

Balance at December 31, 2016	360,021,098	$4	$19,800	$(387)	$(8,500)	$10,917

See accompanying notes to Consolidated Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies

Description of Business

Level 3 Communications, Inc. and subsidiaries is a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide our services) of a broad range of integrated communications services. We created our communications network by constructing our own assets and through a combination of purchasing other companies and purchasing or leasing facilities from others. Our network is an international, facilities-based communications network. We designed our network to provide communications services that employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

On October 31, 2014, we completed the acquisition of tw telecom inc. (“tw telecom”) and tw telecom became our indirect, wholly owned subsidiary through a tax-free, stock and cash reorganization. See Note 3 - Events Associated with the Acquisition of tw telecom inc.

On October 31, 2016, we entered into an agreement and plan of merger (the “Merger Agreement”) with CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink (“Merger Sub 1”), and WWG Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink (“Merger Sub 2”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we will be acquired by CenturyLink in a cash and stock transaction, including the assumption of our debt (the “CenturyLink Merger”). See Note 2 - CenturyLink Merger.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include our and our subsidiaries’ accounts in which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated. The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

As part of our consolidation policy, we consider our controlled subsidiaries, investments in businesses in which we are not the primary beneficiary or do not have effective control but have the ability to significantly influence operating and financial policies, and variable interests resulting from economic arrangements that give us rights to economic risks or rewards of a legal entity. We do not have variable interests in a variable interest entity where we are required to consolidate the entity as the primary beneficiary.

Prior to October 1, 2015, we included the results of our wholly owned Venezuelan subsidiary in our Consolidated Financial Statements using the consolidation method of accounting. Our Venezuelan subsidiary was in the Latin America segment and had total revenue of $72 million for the nine months ended September 30, 2015. For more information on our segments and non-GAAP measures see Note 16 - Segment Information.

Venezuelan exchange control regulations have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and settle intercompany obligations in U.S. dollars. The severe currency controls imposed by the Venezuelan government have significantly limited the ability to realize the benefits from earnings of our Venezuelan operations and access the resulting liquidity provided by those earnings in U.S. dollars. We expect that this condition will continue for the foreseeable future.

Additionally, government regulations affecting our ability to manage our Venezuelan subsidiary’s capital structure, purchasing, product pricing, customer invoicing and collections, and labor relations; and the current political and economic situation within Venezuela have resulted in an acute degradation in our ability to make key operational decisions for our Venezuelan operations. The lack of exchangeability between the Venezuelan bolivar and the U.S. dollar and the degradation in our ability to control key operational decisions resulting in a lack of control over our Venezuelan subsidiary for U.S. accounting purposes, we concluded it no longer met the accounting criteria for consolidation and deconsolidated our Venezuelan subsidiary on September 30, 2015, and began accounting for our variable interest investment in our Venezuelan operations using the cost method of accounting. As a result of deconsolidating our Venezuelan subsidiary, we recorded a one-time charge of $171 million in the third quarter of 2015, which had no accompanying tax benefit. Our financial results no longer include the operating results of our Venezuelan operations. The factors that led to the deconsolidation of our Venezuelan subsidiary at the end of the third quarter of 2015 continued to exist through the end of 2016. Any dividends from our Venezuelan subsidiary are recorded as other income upon receipt of the cash in U.S. dollars. Prior period results have not been adjusted to reflect the deconsolidation of our Venezuelan subsidiary.

Foreign Currency Translation

Local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes except for certain foreign subsidiaries in Latin America. For operations outside the United States that have functional currencies other than the U.S. dollar, assets and liabilities are translated to U.S. dollars at period-end exchange rates, and revenue, expenses and cash flows are translated using average exchange rates prevailing during the year. A significant portion of our non-United States subsidiaries have either the British pound, the euro or the Brazilian real as the functional currency, each of which experienced significant fluctuations against the U.S. dollar during 2016, 2015 and 2014. Foreign currency translation gains and losses are recognized as a component of accumulated other comprehensive income (loss) in stockholders’ equity and in the Consolidated Statements of Comprehensive Income in accordance with accounting guidance for foreign currency translation. We consider the majority of our investments in our foreign subsidiaries to be long-term in nature. Our non-United States exchange transaction gains (losses), including where transactions with our non-United States subsidiaries are not considered to be long-term in nature, are included within other income (expense) in Other, net on the Consolidated Statements of Income.

Reclassifications

Certain amounts in the prior year Consolidated Financial Statements and accompanying footnotes have been reclassified to conform to the current year’s presentation primarily pursuant to the adoption of Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs. As of December 31, 2015, approximately $19 million of current debt issuance costs have been reclassified from other current assets to long-term debt, less current portion and approximately $109 million of non-current debt issuance costs have been reclassified from other non-current assets to long-term debt, less current portion.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. The accounting estimates that require management’s judgments include revenue recognition, revenue reserves, network access costs, network access cost dispute reserves, determination of the useful lives of long-lived assets, measurement and recognition of stock-based compensation expense, valuation of long-lived assets, goodwill and indefinite-lived intangible assets for purposes of impairment testing, valuation of asset retirement obligations, allowance for doubtful accounts, measurement of the fair value of assets acquired and liabilities assumed in business combinations, accruals for estimated tax and legal liabilities, and valuation allowance for deferred tax assets. Actual results could differ from these estimates under different assumptions or conditions and such differences could be material.

Revenue

Revenue is recognized monthly as the services are provided based on contractual amounts expected to be collected. Management establishes appropriate revenue reserves at the time services are rendered based on an analysis of historical credit activity to address, where significant, situations in which collection is not reasonably assured as a result of credit risk, potential billing disputes or other reasons. Actual results may differ from these estimates under different assumptions or conditions and these differences could be material.

Intercarrier compensation revenue is recognized when an interconnection agreement is in place with another carrier, or if an agreement has expired, when the parties have agreed to continue operating under the previous agreement until a new agreement is negotiated and executed, or at rates mandated by the Federal Communications Commission (the “FCC”).

For certain sale and long-term indefeasible right of use, or IRU, contracts involving private line, wavelengths and dark fiber services, we may receive upfront payments for services to be delivered for a period of up to 25 years. In these situations, we defer the revenue and amortize it on a straight-line basis to earnings over the term of the contract.

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period for which we had previously received consideration and for which revenue recognition was deferred. Termination revenue also is recognized when customers are required to make termination penalty payments to us to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and we renegotiate a contract under which we are no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred.

We are obligated under dark fiber IRUs and other capacity agreements to maintain our network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. We recognize this revenue monthly as services are provided.

Our customer contracts require us to meet certain service level commitments. If we do not meet the required service levels, we may be obligated to provide credits, usually in the form of free service, for a short period of time. The credits are a reduction to revenue and, to date, have not been material.

Network Access Costs

Network Access Costs for the communications business include leased capacity, right-of-way costs, access charges, satellite transponder lease costs and other third party costs directly attributable to providing access to customer locations from our network, but excludes Network Related Expenses, and depreciation and amortization. Network Access Costs do not include any employee expenses or impairment expenses; these expenses are allocated to Network Related Expenses or Selling, General and Administrative Expenses.

We recognize the network access costs as they are incurred in accordance with contractual requirements. We dispute incorrect billings from our suppliers of network services. The most prevalent types of disputes include disputes for circuits that are not disconnected by the supplier on a timely basis, charges from suppliers for circuits that were not timely installed and incorrect rate or other inadequate information needed to determine the appropriate billing from the supplier. Depending on the type and complexity of the issues involved, it may and often does take several quarters to resolve the disputes. We establish appropriate network access costs reserves for disputed supplier billings based on an analysis of our historical experience in resolving disputes with our suppliers and regulatory analysis regarding certain supplier billing matters. Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results may differ from these estimates under different assumptions or conditions and these differences could be material.

Network Related Expenses

Network Related Expenses includes certain expenses associated with the delivery of services to customers and the operation and maintenance of our network, such as facility rent, utilities, maintenance and other costs, each related to the operation of our communications network, as well as salaries, wages and related benefits (including non-cash stock-based compensation expenses) associated with personnel who are responsible for the delivery of services, operation and maintenance of our communications network, and accretion expense on asset retirement obligations, but excludes depreciation and amortization.

Selling, General and Administrative Expenses

Selling, General and Administrative Expenses includes the salaries, wages and related benefits (including non-cash, stock-based compensation expenses) and the related costs of corporate and sales personnel, travel, insurance, non-network related rent, advertising, and other administrative expenses.

USF and Gross Receipts Taxes

The revenue recognition standards include guidance relating to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, gross receipts taxes and certain state regulatory fees. We record Universal Service Fund (“USF”) contributions where we are the primary obligor for the taxes assessed in each jurisdiction where we do business on a gross basis in our Consolidated Statements of Income, but generally record gross receipts taxes and certain state regulatory fees billed to our customers on a net basis in our Consolidated Statements of Income. Total revenue and network access costs on the Consolidated Statements of Income include USF contributions totaling $357 million, $323 million and $234 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Stock-Based Compensation

We recognize the estimated fair value of stock-based compensation costs, net of an estimated forfeiture rate, over the requisite service period of the award, which is generally the vesting term or term for restrictions on transfer that lapse, as the case may be. We estimate forfeiture rates based on our historical experience for the type of award, adjusted for expected activities as necessary.

Income Taxes

We recognize deferred tax assets and liabilities for our United States and non-U.S. operations, for operating loss and other credit carry forwards and the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction.

Cash and Cash Equivalents

We classify investments as cash equivalents if they are readily convertible to cash and have original maturities of three months or less at the time of acquisition. Cash and cash equivalents consist primarily of highly liquid investments in government and government agency securities and government money market funds issued or managed by financial institutions in the United States, Europe and Latin America and commercial paper depending on liquidity requirements. As of December 31, 2016 and 2015, the carrying value of cash equivalents approximates fair value due to the short period of time to maturity.

Restricted Cash and Securities

Restricted cash and securities consists primarily of cash and investments that serve to collateralize our outstanding letters of credit and certain performance and operating obligations. Restricted cash and securities are recorded as current or non-current assets in the Consolidated Balance Sheets depending on the duration of the restriction and the purpose for which the restriction exists. Restricted securities are stated at cost which approximates fair value as of December 31, 2016 and 2015.

Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and can bear interest. We establish an allowance for doubtful accounts for accounts receivable amounts that may not be collectible. We determine the allowance for doubtful accounts based on the aging of our accounts receivable balances, the credit quality of our customers and an analysis of our historical experience of bad debt write-offs. Accounts receivable balances are written off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. We recognized bad debt expense, net of recoveries, of approximately $18 million in 2016, $23 million in 2015 and $22 million in 2014.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization for our property, plant and equipment are computed using the straight-line method based on the following estimated useful lives:

Facility and Leasehold Improvements	15 - 40 years
Network Infrastructure (including fiber and conduit)	25 - 50 years
Operating Equipment	5 - 15 years
Furniture, Fixtures, Office Equipment and Other	3 - 7 years

We perform internal reviews to evaluate the depreciable lives of our property, plant and equipment annually, or more frequently if new facts and circumstances arise, that may affect management’s original estimates. Due to the rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications property, plant, and equipment requires a significant amount of judgment. Our internal reviews take into account input from our global engineering and network services personnel, actual usage, the physical condition of our property, plant, and equipment, industry data, and other relevant factors. In connection with our periodic review of the estimated useful lives of property, plant and equipment, we may determine that the period we expect to use certain assets is different than the remaining previously estimated useful lives.

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

We capitalize costs directly associated with expansions and improvements of our communications network and customer installations, including employee-related costs, and generally capitalize costs associated with network construction and provisioning of services. We amortize such costs over an estimated useful life of 3 to 5 years.

In addition, we continue to develop business support systems required for our business. The external direct costs of software, materials and services, and payroll and payroll-related expenses for employees directly associated with business support system development projects are capitalized. The total development costs of the business support system is amortized over an estimated useful life of 3 years.

Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $271 million, $244 million and $187 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Asset Retirement Obligations

We recognize a liability for the estimated fair value of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset in the period incurred. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Increases to the asset retirement obligation liability due to the passage of time are recognized as accretion expense and included within network related expenses. Changes in the liability due to revisions to the amount or timing of future cash flows are recognized by increasing or decreasing the liability with the offset adjusting the carrying amount of the related long-lived asset. To the extent that the downward revisions exceed the carrying amount of the related long-lived asset initially recorded when the asset retirement obligation liability was established, we record the remaining adjustment as a reduction to depreciation expense, to the extent of historical depreciation of the related long-lived asset, and then to network related expenses.

Goodwill and Indefinite-Lived Intangible Assets

Accounting guidance prohibits the amortization of goodwill and intangible assets with indefinite useful lives. We review goodwill and intangible assets with indefinite lives for impairment annually as of October 1st and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

Our goodwill impairment review process considers the fair value of each reporting unit relative to its carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is performed. If the carrying value of the reporting unit exceeds its fair value, then a second step must be performed, and the implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference will be recorded. Prior to performing the two step evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value. If it is determined that it is unlikely that the carrying value exceeds the fair value, we are not required to complete the two step goodwill impairment evaluation.

At the time of each impairment assessment date in 2016, 2015, and 2014, our reporting units consisted of three regional operating units in: North America; Europe, the Middle East and Africa (“EMEA”); and Latin America. We conducted our annual goodwill impairment analysis as of October 1, and concluded that our goodwill was not impaired in 2016 and 2014. As a result of the deconsolidation of our Venezuelan subsidiary, we completed an assessment of the Latin American and our other reporting units’ goodwill as of September 30, 2015 and concluded there was no impairment in 2015.

Our indefinite-lived intangible assets impairment review process compares the estimated fair value of the indefinite-lived intangible assets to their respective carrying values. If the fair value of the indefinite-lived intangible assets exceeds their carrying values, then the indefinite-lived intangible assets are not impaired. If the carrying value of the indefinite-lived intangible assets exceeds their fair value, then an impairment loss equal to the difference will be recorded. In accordance with applicable accounting guidance, an entity may assess qualitative factors to determine whether it is more likely than not that the fair value exceeds the carrying value prior to performing the two step evaluation. If it is determined that it is unlikely the carrying value exceeds the fair value, then the entity is not required to complete the indefinite-lived intangible assets impairment evaluation.

Long-Lived Assets Including Finite-Lived Intangible Assets

We amortize intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from 4 to 12 years.

We evaluate long-lived assets, such as property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the asset groups are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. If an asset is deemed to be impaired, the amount of the impairment loss is the excess of the asset’s carrying value over its estimated fair value.

We conducted a long-lived asset impairment analysis in 2016, 2015 and 2014 and in each case concluded that our long-lived assets, including finite-lived intangible assets, were not impaired.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, accounts receivable, restricted cash and securities. We maintain our cash equivalents, restricted cash and securities with various financial institutions. These financial institutions are primarily located in the United States, Europe and Latin America and our policy is to limit exposure with any one institution. As part of our cash and risk management processes, we perform periodic evaluations of the relative credit standing of the financial institutions. We also have established guidelines relative to financial instrument credit ratings, diversification and maturities that seek to maintain safety and liquidity. Our investment strategy generally results in lower yields on investments but reduces the risk to principal in the short term prior to these funds being used in our business. Notwithstanding the devaluation of the Venezuelan bolivar, we have not experienced any material losses on financial instruments held at financial institutions.

We provide communications services to a wide range of wholesale and enterprise customers, ranging from well capitalized national carriers to small early stage companies primarily in the United States, Europe, and Latin America. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographical regions. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from our customers, although letters of credit and deposits are required in certain limited circumstances. We have, from time to time, entered into agreements with value-added resellers and other channel partners to reach consumer and enterprise markets for voice services. We have policies and procedures in place to evaluate the financial condition of these resellers prior to initiating service to the final customer. We maintain an allowance for doubtful accounts based upon the expected collectability of accounts receivable. Due to our credit evaluation and collection process, bad debt expenses have not been significant; however, we are not able to predict changes in the financial stability of our customers. Any material change in the financial status of any one or a particular group of customers may cause us to adjust our estimate of the recoverability of receivables and could have a material effect on our results of operations. Fair values of accounts receivable approximate carrying amount due to the short period of time to collection.

A relatively small number of customers account for a significant percentage of our revenue. Our top ten customers accounted for approximately 16%, 16% and 17% of our revenue for the years ended December 31, 2016, 2015 and 2014, respectively.

Recently Adopted Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting, as part of its simplification initiative, which involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted, but all of the amendments must be adopted in the same period.

We elected to early adopt ASU 2016-09 in the third quarter of 2016, which required adjustments to be reflected as of January 1, 2016, the beginning of the annual period that includes the interim period of adoption. Upon adoption, we recognized previously unrecognized excess tax benefits using the modified retrospective transition method, which resulted in a cumulative-effect adjustment of $42 million recorded to accumulated deficit as of January 1, 2016.

This ASU amended the definition of assumed proceeds when applying the treasury stock method of computing earnings per share to exclude the amount of excess tax benefits that would be recognized in additional paid-in capital. This amendment increased the amount of Diluted Weighted-Average Shares Outstanding, as noted in the table below.

The new presentation requirements for excess tax benefits to be shown on the statement of cash flows as an operating activity and presenting employee taxes paid where the employer withholds shares for tax-withholding purposes as a financing activity had no effect to any of the periods presented in our Consolidated Statements of Cash Flows as there had been no such activities in the Consolidated Statements of Cash Flow. We have elected to continue to estimate forfeitures expected to occur to determine the amount of compensation cost to be recognized in each period.

Adoption of the new standard also resulted in the recognition of excess tax benefits as a reduction to income tax expense of $22 million, or $0.06 per basic share, for 2016.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which required debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. The new guidance is effective retrospectively for public companies for fiscal years beginning after December 15, 2015, and interim periods within those years. It was effective for us on January 1, 2016, and, upon adoption, debt issuance costs capitalized in other current assets and other assets in the consolidated balance sheet were reclassified and presented as a reduction to current and noncurrent long-term debt. As of December 31, 2015, debt issuance costs, net of accumulated amortization, recognized in the Consolidated Balance Sheets totaled $128 million, of which $19 million were recorded in other current assets.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842), which requires entities that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. This ASU will replace most existing leasing guidance in U.S. GAAP when it becomes effective. The new standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those years. Early application is permitted. The standard requires the use of a modified retrospective transition method. We are evaluating the effect that ASU 2016-02 will have on our Consolidated Financial Statements and related disclosures, and expect the new guidance to significantly increase the reported assets and liabilities on our Consolidated Balance Sheets.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition and requires an entity to recognize the amount of revenue it expects to be entitled to for the transfer of promised goods or services to customers. The ASU and subsequent amendments have been codified as ASC 606, Revenue from Contracts with Customers (“ASC 606”). In July 2015, the FASB deferred the effective date to annual reporting periods beginning after December 15, 2017, and interim reporting periods within those periods. Early adoption is permitted using the original effective date of annual reporting periods beginning after December 15, 2016, and interim reporting periods within those periods. The new guidance may be applied retrospectively to each prior period presented or prospectively with the cumulative effect recognized as of the date of initial adoption. We will not adopt ASC 606 early.

We are performing a comprehensive analysis of our revenue streams and contractual arrangements to identify the effects of ASC 606 on our consolidated financial statements and are developing new accounting and reporting policies, business and internal control processes and procedures to facilitate adoption of the standard. Because we currently have service contracts that contain a significant financing component that are not currently separately accounted for, we will be required to estimate and record incremental revenue and interest cost associated with these contractual terms. In addition, we will be required to capitalize, and subsequently amortize, commission costs associated with obtaining or fulfilling our customer contracts, which we do not currently defer and amortize. We will also have to comply with new revenue disclosure requirements. We are continuing to review and evaluate underlying contract information that will be used to support new accounting and disclosure requirements under ASC 606 and evaluate other matters that may result from adoption of the standard. We have not yet selected a transition method, as our method of transition may be affected by the CenturyLink Merger, which we expect will be completed in the third quarter of 2017, and subsequent integration activities completed prior to the January 1, 2018 ASC 606 adoption date.

(2) CenturyLink Merger

On October 31, 2016, we entered into an agreement and plan of merger with CenturyLink, Inc., a Louisiana corporation, Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink, and WWG Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink, pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we will be acquired by CenturyLink in a cash and stock transaction, including the assumption of our debt.

Under the Merger Agreement, at the effective time of the merger of Merger Sub 1 with and into us (the “Initial Merger”), (i) each issued and outstanding share of our common stock, will be converted into 1.4286 shares (the “Stock Consideration”) of CenturyLink’s common stock par value $1.00 per share and (ii) the right to receive $26.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). In addition, the Merger Agreement provides that at the effective time of the CenturyLink Merger, each issued and outstanding restricted stock unit award granted prior to April 1, 2014 and each restricted stock unit award granted to a non-employee member of our Board of Directors will be exchanged for the Merger Consideration. Further, at the effective time of the CenturyLink Merger, each issued and outstanding restricted stock unit award granted on or after April 1, 2014, other than those granted to non-employee members of our Board of Directors, will be assumed and converted automatically into a restricted stock unit award of CenturyLink common stock that will be subject to the same service-based vesting conditions as applicable to such awards prior to the transaction (but not any performance-based vesting conditions, which will be deemed satisfied based on forecasted and adjusted results through the closing of the transaction (as determined by Compensation Committee of our Board of Directors)). The CenturyLink Merger is subject to the receipt of certain regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, review by the U.S. Federal Communications Commission, certain state regulatory approvals and other customary closing conditions.

The transaction is also subject to the approval of CenturyLink shareholders and our stockholders. CenturyLink has entered into a voting agreement with STT Crossing Ltd. (a wholly owned subsidiary of ST Telemedia), holder of approximately 18 percent of our outstanding common stock, pursuant to which they have agreed to vote their Level 3 shares in favor of the transaction.

(3) Events Associated with the Acquisition of tw telecom inc.

On October 31, 2014, we completed our acquisition of tw telecom and tw telecom became our indirect, wholly owned subsidiary through a tax-free, stock and cash reorganization. As a result of the acquisition of tw telecom, (1) each issued and outstanding share of common stock of tw telecom was exchanged for 0.7 shares of our common stock and $10 in cash (together the “acquisition consideration”); (2) the outstanding stock options of tw telecom were canceled and the holders received the acquisition consideration, net of aggregate per share exercise price; (3) each restricted stock unit award of tw telecom was immediately vested and canceled and the holders received the acquisition consideration; and (4) each restricted stock unit of tw telecom was immediately vested and canceled and holders received the acquisition consideration.

In connection with the closing of the acquisition, Level 3 Financing, Inc., a wholly owned subsidiary, amended its existing credit agreement to incur an additional $2 billion of borrowings through an additional Tranche (the “Tranche B 2022 Term Loan”). The aggregate net proceeds of the Tranche B 2022 Term Loan were used to finance the cash portion of the acquisition consideration payable to tw telecom’s stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the acquisition (see Note 10 - Long-Term Debt for additional information). In addition, the net proceeds from the issuance of $1 billion of 5.375% Senior Notes due 2022 raised in August 2014 (see Note 10 - Long-Term Debt) were used to finance the cash portion of the acquisition consideration payable to tw telecom stockholders and to refinance certain existing indebtedness of tw telecom, including fees and premiums, in connection with the closing of the acquisition.

On October 30, 2014, we increased the number of authorized shares of common stock to 433,333,333. As a result of the acquisition, we issued approximately 96.9 million shares of our common stock to former holders of tw telecom common shares, stock options, restricted stock awards and restricted stock units. In addition, we called for redemption and discharged or repaid approximately $1.793 billion of tw telecom’s outstanding consolidated debt including premiums of $154 million.

Based on the number of our shares issued, our closing stock price of $46.91 on October 31, 2014, the cash paid to the former holders of tw telecom common stock and the $2.1 billion of debt of tw telecom called for redemption and discharged or repaid, the aggregate consideration for acquisition accounting, including assumed capital leases of $152 million, approximated $8.1 billion.

The premium we paid in this transaction is attributable to strategic benefits, as the transaction further solidified our position as a premier global communications provider to the enterprise, government and carrier market, combining tw telecom’s extensive local operations and assets in North America with our global assets and capabilities. tw telecom’s business model is directly aligned with our initiatives for growth, which include building managed solutions to meet customer needs through an advanced IP/optical network.

The goodwill associated with this transaction is not deductible for income tax purposes except that certain deductible goodwill of tw telecom will continue to be deductible following the acquisition.

Our combined results of operations with tw telecom are included in our consolidated results of operations beginning in November 2014. The assets acquired and liabilities assumed of tw telecom were recognized at their acquisition date fair value. The purchase price allocation of acquired assets and assumed liabilities, including the assignment of goodwill to reporting units, was completed in the fourth quarter of 2015. The following is the final allocation of the purchase price.

Purchase Price Allocation
(dollars in millions)
Assets:
Cash, Cash Equivalents and Restricted Cash	$309
Property, Plant and Equipment	1,553
Goodwill	5,181
Identifiable Intangible Assets	1,263
Other Assets	140

Total Assets	8,446

Liabilities:
Long-Term Debt	(2,099)
Deferred Revenue	(57)
Other Liabilities	(279)

Total Liabilities	(2,435)

Total Consideration to be Allocated	$6,011

As a result of new information available since the acquisition date, we made certain immaterial adjustments to the preliminary purchase price allocation during the first quarter of 2015, which have been reflected in the above table. The primary adjustment was a result of a single change in the purchase price allocation of $60 million related to the estimated value associated with the identifiable intangible assets and goodwill.

The following unaudited pro forma financial information presents our combined results with tw telecom as if the completion of the acquisition had occurred as of January 1, 2014 (dollars in millions, except per share data).

Year Ended December 31,
2014
Total Revenue	$8,123
Net Income	$149
Net Income per Share - Basic	$0.44
Net Income per Share - Diluted	$0.44

These pro forma results include certain adjustments, primarily due to increases in depreciation and amortization expense due to fair value adjustments of tangible and intangible assets, increases in interest expense due to our issuance of incremental debt to finance cash consideration, partially offset by the refinancing of tw telecom debt that had higher interest rates than the incremental financing, and to eliminate historical transactions between us and tw telecom. The unaudited pro forma information is not intended to represent or be indicative of our actual results of operations that would have been reported had the acquisition been completed on January 1, 2014, nor is it representative of our future operating results. The pro forma information does not include any operating efficiencies or cost savings that we achieved with respect to combining the companies.

Acquisition related costs include transaction costs such as legal, accounting, valuation and other professional services as well as integration costs such as severance and retention. Acquisition related costs have been recorded in Network Related Expenses and Selling, General and Administrative Expenses in our Consolidated Statements of Income. We incurred total acquisition related transaction and integration costs of approximately $81 million in 2014 and $32 million in 2015.

(4) Earnings Per Share

We compute basic earnings per share by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing the net income for the period by the weighted average number of shares of common stock outstanding during the period and including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes and stock-based compensation awards.

The effect of approximately 3 million total restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”) outstanding at December 31, 2016, has been included in the computation of diluted earnings per share for the year ended December 31, 2016. Less than 1 million of PRSUs granted in 2016 were excluded from the computation of diluted earnings per share for the year ended December 31, 2016, as they were contingently issuable and no shares would have been issued if this period was the end of the contingency period.

The effect of approximately 3 million and 4 million total outperform stock appreciation rights (“OSOs”) and RSUs outstanding at December 31, 2015 and 2014, respectively have been included in the computation of diluted earnings per share for the year ended December 31, 2015 and 2014, respectively. PRSUs granted in 2015 were excluded from the computation of diluted earnings per share for the year ended December 31, 2015 and PRSUs granted in 2014 were excluded from the computation of diluted earnings per share for the year ended December 31, 2014, as they were contingently issuable and no shares would have been issued if these periods were the end of the contingency period.

The effect of approximately 17 million shares issuable pursuant to the various series of convertible notes outstanding at December 31, 2014, have not been included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive to the computation.

(5) Property, Plant and Equipment

The components of our property, plant and equipment as of December 31, 2016 and 2015 are as follows (dollars in millions):

	Cost	Accumulated Depreciation	Net
December 31, 2016
Land	$179	$—	$179
Land Improvements	77	(58)	19
Facility and Leasehold Improvements	2,679	(1,447)	1,232
Network Infrastructure	9,110	(3,899)	5,211
Operating Equipment	8,846	(5,626)	3,220
Furniture, Fixtures and Office Equipment	241	(196)	45
Other	26	(23)	3
Construction-in-Progress	230	—	230

	$21,388	$(11,249)	$10,139

December 31, 2015
Land	$180	$—	$180
Land Improvements	76	(53)	23
Facility and Leasehold Improvements	2,582	(1,352)	1,230
Network Infrastructure	8,979	(3,669)	5,310
Operating Equipment	7,988	(5,079)	2,909
Furniture, Fixtures and Office Equipment	242	(189)	53
Other	28	(23)	5
Construction-in-Progress	168	—	168

	$20,243	$(10,365)	$9,878

Depreciation expense was $1.039 billion in 2016, $939 million in 2015 and $713 million in 2014.

(6) Asset Retirement Obligations

Our asset retirement obligations consist of legal requirements to remove certain of our network infrastructure at the expiration of the underlying right-of-way (“ROW”) term and restoration requirements for leased facilities. We recognize our estimate of the fair value of our asset retirement obligations in the period incurred in other long-term liabilities. The fair value of the asset retirement obligation is also capitalized as property, plant and equipment and then depreciated over the estimated remaining useful life of the associated asset.

The following table provides asset retirement obligation activity for the years ended December 31, 2016 and 2015 (dollars in millions):

	2016	2015
Asset retirement obligation at January 1	$90	$85
Accretion expense	10	9
Liabilities settled	(9)	(8)
Revision in estimated cash flows	—	5
Effect of foreign currency rate change	(2)	(1)

Asset retirement obligation at December 31	$89	$90

(7) Other Intangible Assets

Other intangible assets as of December 31, 2016 and 2015 were as follows (dollars in millions):

	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2016
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$1,973	$(1,113)	$860
Trademarks	55	(55)	—
Patents and Developed Technology	229	(189)	40

	2,257	(1,357)	900
Indefinite-Lived Intangible Assets:
Trade Name	15	—	15

	$2,272	$(1,357)	$915

December 31, 2015
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$1,975	$(932)	$1,043
Trademarks	55	(55)	—
Patents and Developed Technology	230	(161)	69
	2,260	(1,148)	1,112
Indefinite-Lived Intangible Assets:
Trade Name	15	—	15

	$2,275	$(1,148)	$1,127

During the fourth quarter of 2016 and 2015, we conducted our long-lived assets and indefinite-lived intangible assets impairment analysis and concluded that there was no impairment in 2016 and 2015.

Finite-lived intangible assets amortization expense was $211 million in 2016, $227 million in 2015 and $95 million in 2014.

At December 31, 2016, the weighted average remaining useful lives of our finite-lived intangible assets was 4.8 years in total; 4.9 years for customer contracts and relationships and 2.8 years for patents and developed technology.

As of December 31, 2016, estimated amortization expense for our finite-lived intangible assets over the next five years and thereafter is as follows (dollars in millions):

2017	$196
2018	193
2019	181
2020	166
2021	143
Thereafter	21

$900

(8) Restructuring Charges

Employee Separations

Changing economic and business conditions as well as organizational structure optimization efforts have caused us to initiate from time to time various workforce reductions resulting in involuntary employee terminations. We also have initiated workforce reductions resulting from the integration of previously acquired companies.

During 2015 and 2014, as part of the tw telecom acquisition and to improve organizational effectiveness, we initiated workforce reductions. Restructuring charges totaled $24 million and $45 million in 2015 and 2014, respectively, of which $8 million and $11 million in 2015 and 2014, respectively, were recorded in Network Related Expenses and $16 million and $34 million in 2015 and 2014, respectively, were recorded in Selling, General and Administrative Expenses. Workforce reductions were not material in 2016.

As of December 31, 2016 and 2015, we had $3 million and $4 million, respectively, of employee termination liabilities.

Facility Closings

We also have accrued contract termination costs of $5 million and $11 million as of December 31, 2016 and 2015, respectively, for facility lease costs that we continue to incur without economic benefit. Accrued contract termination costs are recorded in other liabilities (current and non-current) in the Consolidated Balance Sheets. We expect to pay the majority of these costs through 2020. We did not recognize any charge in 2016, and recognized a charge of approximately $3 million and a charge of less than $1 million in 2015 and 2014, respectively, as a result of facility lease costs associated with facility closing. We record charges for contract termination costs within Network Related Expenses and Selling, General and Administrative Expenses in the Consolidated Statements of Income.

(9) Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, restricted cash and securities, receivables, accounts payable, capital leases, other liabilities, and long-term debt (including the current portion). The carrying values of cash and cash equivalents, restricted cash and securities, receivables, accounts payable, capital leases and other liabilities approximated their fair values at December 31, 2016 and 2015.

GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements and disclosures for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as interest and foreign exchange rates, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

GAAP establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value measurement of each class of assets and liabilities is dependent upon its categorization within the fair value hierarchy, based upon the lowest level of input that is significant to the fair value measurement of each class of asset and liability. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1—	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—	Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3—	Unobservable inputs for the asset or liability.

We recognize transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the fair value hierarchy during each of the years ended December 31, 2016 and 2015.

The table below presents the fair values for our long-term debt as well as the input levels used to determine these fair values as of December 31, 2016 and 2015:

			Fair Value Measurement Using
	Total Carrying Value in Consolidated Balance Sheets		Unadjusted Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)		Significant Other Observable Inputs (Level 2)
(dollars in millions)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Liabilities Not Recorded at Fair Value in the Financial Statements:
Long-term Debt, including the current portion:
Term Loans	$4,566	$4,556	$4,671	$4,570	$—	$—
Senior Notes	6,135	6,126	6,283	6,298	—	—
Capital Leases and Other	183	199	—	—	183	199

Total Long-term Debt, including the current portion:	$10,884	$10,881	$10,954	$10,868	$183	$199

We do not have any assets or liabilities where the fair value is measured using significant unobservable inputs (Level 3).

Term Loans

The fair value of the Term Loans referenced above was approximately $4.7 billion and $4.6 billion at December 31, 2016 and 2015, respectively. The fair value of each loan is based on quoted prices. Each loan tranche is actively traded.

Senior Notes

The fair value of the Senior Notes referenced above was approximately $6.3 billion and $6.3 billion at December 31, 2016 and 2015, respectively, based on quoted prices. Each series of notes is actively traded.

Capital Leases

The fair value of our capital leases are determined by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest and foreign exchange rates.

(10) Long-Term Debt

The following table summarizes our long-term debt (amounts in millions):

	Date of				December 31, 2016	December 31, 2015
	Issuance/ Amendment	Maturity	Interest Payments	Interest Rate	Amount	Amount
Senior Secured Term Loans:
Borrowed by Level 3 Financing, Inc.
Tranche B-III 2019 Term Loan (1)(4)	Aug 2013	Aug 2019	Quarterly	LIBOR +3.00%	$815	$815
Tranche B 2020 Term Loan (1)(4)	Oct 2013	Jan 2020	Quarterly	LIBOR +3.00%	1,796	1,796
Tranche B-II 2022 Term Loan (1)(4)	May 2015	May 2022	Quarterly	LIBOR +2.75%	2,000	2,000
Senior Notes:
Issued by Level 3 Financing, Inc.
Floating Rate Senior Notes due 2018 (2)(4)	Nov 2013	Jan 2018	May/Nov	6-Month LIBOR +3.50%	300	300
7% Senior Notes due 2020 (2)	Aug 2012	Jun 2020	Jun/Dec	7.000%	—	775
6.125% Senior Notes due 2021 (2)	Nov 2013	Jan 2021	Apr/Oct	6.125%	640	640
5.375% Senior Notes due 2022 (2)	Aug 2014	Aug 2022	May/Nov	5.375%	1,000	1,000
5.625% Senior Notes due 2023 (2)	Jan 2015	Feb 2023	Jun/Dec	5.625%	500	500
5.125% Senior Notes due 2023 (2)	Apr 2015	May 2023	Mar/Sept	5.125%	700	700
5.375% Senior Notes due 2025 (2)	Apr 2015	May 2025	Mar/Sept	5.375%	800	800
5.375% Senior Notes due 2024 (2)	Nov 2015	Jan 2024	Jan/Jul	5.375%	900	900
5.25% Senior Notes due 2026 (2)	Mar 2016	Mar 2026	Apr/Oct	5.250%	775	—
Issued by Level 3 Communications, Inc.
5.75% Senior Notes due 2022 (3)	Dec 2014	Dec 2022	Mar/Sept	5.750%	600	600
Capital Leases and Other Debt					183	199

Total Debt Obligations					11,009	11,025
Unamortized discounts					(13)	(16)
Unamortized debt issuance costs					(112)	(128)
Current Portion					(7)	(15)

Total Long-Term Debt					$10,877	$10,866

(1)	The term loans are secured obligations and guaranteed by Level 3 Communications, Inc. and Level 3 Communications, LLC and certain other subsidiaries.
(2)	The notes are fully and unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 Communications, Inc. and Level 3 Communications, LLC.
(3)	The notes were not guaranteed by any of Level 3 Communications, Inc.’s subsidiaries.
(4)	The Tranche B-III 2019 Term Loan and the Tranche B 2020 Term Loan each had an interest rate of 4.000% as of December 31, 2016 and 2015. The Tranche B-II 2022 Term Loan had an interest rate of 3.500% as of December 31, 2016 and 2015. The Floating Rate Senior Notes due 2018 had an interest rate of 4.762% as of December 31, 2016 and 4.101% as of December 31, 2015. The interest rate on the Tranche B-III 2019 Term Loan and the Tranche B 2020 Term Loan are set with a minimum LIBOR of 1.00%, and the Tranche B-II 2022 Term Loan is set with a minimum LIBOR of 0.75%.

Senior Secured Term Loans

As of January 1, 2014, Level 3 Financing, Inc., our direct wholly owned subsidiary (“Level 3 Financing”) had a senior credit facility consisting of $815 million Tranche B-III Term Loan due 2019 and $1.796 billion Tranche B Term Loan due 2020.

On October 31, 2014, Level 3 Financing entered into a ninth amendment agreement to the Existing Credit Agreement to incur $2 billion in aggregate borrowings under the Existing Credit Agreement through the creation of a new Tranche B 2022 Term Loan (the “Tranche B 2022 Term Loan”). The Tranche B 2022 Term Loan included an upfront payment to the lenders of 0.75% of par and bears interest equal to LIBOR plus 3.50% with LIBOR set at a minimum of 1.00%.

On May 8, 2015, Level 3 Financing refinanced its existing $2 billion senior secured Tranche B 2022 Term Loan under a tenth amendment agreement to its Existing Credit Agreement through the creation of a new senior secured Tranche B-II 2022 term loan in the aggregate principal amount of $2 billion (the “Tranche B-II 2022 Term Loan”). The Tranche B-II 2022 Term Loan has an interest rate of LIBOR plus 2.75%, with a minimum LIBOR of 0.75%, and will mature on May 31, 2022. The Tranche B-II 2022 Term Loan was priced to lenders at par, with the payment to the lenders of an upfront fee of 25 basis points at closing. As a result of this transaction, we recognized a loss on the refinancing of approximately $27 million.

Senior Notes

We completed several offerings and refinancing of senior notes in 2016 and 2015. All of the notes pay interest semiannually, and allow for the redemption of the notes at the option of the issuer upon not less than 30 or more than 60 days’ prior notice by paying the greater of 101% of the principal amount or a “make-whole” amount, plus accrued interest. In addition, the notes also have a provision that allows for an additional right of optional redemption using cash proceeds received from the sale of equity securities. For specific details of these features and requirements, including the applicable premiums and timing, refer to the indentures for the respective senior notes in connection with the original issuances.

5.375% Senior Notes due 2022

On August 12, 2014, Level 3 Escrow II, Inc. (“Level 3 Escrow”), an indirect, wholly owned subsidiary of Level 3 Communications, Inc., issued $1.0 billion in aggregate principal amount of its 5.375% Senior Notes due 2022 (the “5.375% Senior Notes due 2022”). The 5.375% Senior Notes due 2022 were assumed by Level 3 Financing and the proceeds were used to refinance certain existing indebtedness of tw telecom.

5.75% Senior Notes due 2022

On December 1, 2014, we issued a total of $600 million aggregate principal amount of our 5.75% Senior Notes due 2022 (the “5.75% Senior Notes”). The net proceeds from the offering of the notes, together with cash on hand were used to redeem all of the outstanding 11.875% Senior Notes due 2019 issued by Level 3 Financing, including the payment of accrued interest and applicable premiums, and in connection with that redemption, the indenture relating to the 11.875% Senior Notes due 2019 was discharged on December 31, 2014. Level 3 Financing redeemed its 11.875% Senior Notes due 2017 at a price of 106.859% of the principal amount and recognized a loss on extinguishment of debt of $53 million.

5.625% Senior Notes due 2023

In January 2015, Level 3 Financing issued $500 million in aggregate principal amount of its 5.625% Senior Notes due 2023 (the “5.625% Senior Notes”). The net proceeds from the offering of the 5.625% Senior Notes, together with cash on hand, were used to redeem, on April 1, 2015, all of Level 3 Financing’s approximately $500 million aggregate principal amount of 9.375% Senior Notes due 2019, including accrued interest, applicable premiums and expenses. Total loss on extinguishment of debt related to the 9.375% Senior Notes due 2019 was $36 million.

5.125% Senior Notes due 2023 and 5.375% Senior Notes due 2025

In April 2015, Level 3 Financing issued $700 million in aggregate principal amount of its 5.125% Senior Notes due 2023 (the “5.125% Senior Notes”) and $800 million in aggregate principal amount of its 5.375% Senior Notes due 2025 (the “5.375% Senior Notes due 2025”). The net proceeds from the offering of the 5.125% Senior Notes and 5.375% Senior Notes due 2025, together with cash on hand, were used to redeem all $1.2 billion aggregate principal amount of Level 3 Financing’s 8.125% Senior Notes due 2019 and all $300 million aggregate principal amount of our 8.875% Senior Notes due 2019. Total loss on extinguishment of debt related to the 8.125% Senior Notes due 2019 was $82 million and total loss on extinguishment of debt related to the 8.875% Senior Notes due 2019 was $18 million.

5.375% Senior Notes due 2024

On November 13, 2015, Level 3 Financing issued $900 million in aggregate principal amount of its 5.375% Senior Notes due 2024 (the “5.375% Senior Notes due 2024”). The net proceeds from the offering of the 5.375% Senior Notes due 2014, together with cash on hand, were used to redeem all $900 million aggregate principal amount of Level 3 Financing’s 8.625% Senior Notes due 2020. Total loss on modification and extinguishment of debt related to the 8.625% Senior Notes due 2020 was approximately $55 million.

7% Convertible Senior Notes

During the fourth quarter of 2014, certain holders converted approximately $142 million of the 7% Convertible Senior Notes to common equity. Upon conversion, we issued an aggregate of approximately 5 million shares of our common stock, representing the approximately 37 shares per $1,000 note into which the notes were then convertible.

During the first quarter of 2015, holders converted the remaining $333 million aggregate principal amount of our 7% Convertible Senior Notes due 2015 to common equity. Upon conversion, we issued an aggregate of approximately 12 million shares of our common stock, representing the approximately 37 shares per $1,000 note into which the notes were then convertible.

5.25% Senior Notes due 2026

On March 22, 2016, Level 3 Financing issued $775 million in aggregate principal amount of its 5.25% Senior Notes due 2026 (the “5.25% Senior Notes due 2026”).

The 5.25% Senior Notes due 2026 were not originally registered under the Securities Act of 1933, as amended. A registration statement with respect to these notes has been filed with the Securities and Exchange Commission, and became effective on February 23, 2017.

On April 21, 2016, all of the outstanding principal amount of the 7% Senior Notes due 2020 was redeemed at a redemption price equal to 104.138% of the principal amount, along with accrued and unpaid interest to but excluding the redemption date. To fund the redemption of these notes, Level 3 Financing used the net proceeds, along with cash on hand, from the March 22, 2016 issuance of its 5.25% Senior Notes due 2026. We recognized a loss on modification and extinguishment of debt of approximately $40 million in Other Expense in the second quarter of 2016 as a result of the redemption of the 7% Senior Notes due 2020.

Capital Leases

As of December 31, 2016, we had $183 million of capital leases. We lease property, equipment, certain dark fiber facilities and metro fiber under non-cancelable IRU agreements that are accounted for as capital leases. Interest rates on these capital leases approximated 5.8% on average as of December 31, 2016.

Debt Issuance Costs

For the years ended December 31, 2016, 2015 and 2014, we deferred debt issuance costs of $11 million, $50 million and $49 million, respectively, in connection with debt issuances, that are being amortized to interest expense over the respective terms of the debt. At December 31, 2016 and 2015, there was $112 million and $128 million, respectively, of unamortized debt issuance costs.

Covenant Compliance

At December 31, 2016 and 2015, we were in compliance with the financial covenants on all outstanding debt issuances.

Long-Term Debt Maturities

Aggregate future contractual maturities of long-term debt and capital leases (excluding discounts and debt issuance costs) were as follows as of December 31, 2016 (dollars in millions):

2017	$7
2018	306
2019	822
2020	1,804
2021	650
Thereafter	7,420

$11,009

(11) Accumulated Other Comprehensive Loss

The accumulated balances for each classification of other comprehensive loss are as follows:

(dollars in millions)	Net Foreign Currency Translation Adjustment	Net Defined Benefit Pension Plans	Total
Balance at January 1, 2014	$67	$(31)	$36
Other comprehensive loss before reclassifications	(178)	(9)	(187)
Amounts reclassified from accumulated other comprehensive loss	—	4	4
Balance at December 31, 2014	(111)	(36)	(147)
Other comprehensive income (loss) before reclassifications	(162)	6	(156)
Amounts reclassified from accumulated other comprehensive loss	—	2	2
Balance at December 31, 2015	(273)	(28)	(301)
Other comprehensive loss before reclassifications	(80)	(7)	(87)
Amounts reclassified from accumulated other comprehensive loss	—	1	1

Balance at December 31, 2016	$(353)	$(34)	$(387)

(12) Employee Benefits and Stock-Based Compensation

We record non-cash compensation expense for our performance restricted stock units, restricted stock units, 401(k) matching contributions and prior to October 1, 2016, outperform stock appreciation rights.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for each of the three years ended December 31, 2016, 2015 and 2014 (dollars in millions):

	2016	2015	2014
Outperform Stock Appreciation Rights	$1	$6	$8
Restricted Stock Units	76	65	34
Performance Restricted Stock Units	43	35	14
401(k) Match Expense	37	36	23
Restricted Stock Unit Bonus Grant	—	—	(5)

	157	142	74
Capitalized Non-Cash Compensation	(1)	(1)	(1)

	$156	$141	$73

We capitalize non-cash compensation for those employees directly involved in the construction of the network, installation of services for customers or the development of business support systems.

OSOs and restricted stock units are granted under the Level 3 Communications, Inc. Stock Incentive Plan, as amended (the “Stock Plan”), which term extends through May 21, 2025. The Stock Plan provides for accelerated vesting of stock awards upon retirement if an employee meets certain age and years of service requirements and certain other requirements. Under the Stock Compensation guidance, if an employee meets the age and years of service requirements under the accelerated vesting provision, the award would be expensed at grant or expensed over the period from the grant date to the date the employee meets the requirements, even if the employee has not actually retired. We recognized non-cash compensation expense for employees that met the age and years of service requirements for accelerated vesting at retirement of $8 million, $14 million and $4 million in 2016, 2015 and 2014, respectively.

Outperform Stock Appreciation Rights

OSOs were awarded through the end of 2013, and were outstanding through October 2016. Our OSO program was designed so that our stockholders would receive a market return on their investment before OSO holders receive any return on their OSOs. We believe that the OSO program directly aligned management’s and stockholders’ interests by basing stock option value on our ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500® Index. Participants in the OSO program did not realize any value from awards unless our common stock price outperformed the S&P 500® Index during the life of the grant. When the stock price gain was greater than the corresponding gain on the S&P 500® Index, the value received for awards under the OSO plan was based on a formula involving a multiplier related to the level by which our common stock outperformed the S&P 500® Index. To the extent that Level 3’s common stock outperformed the S&P 500® Index, the value of OSO units to a holder exceeded the value of non-qualified stock options.

The initial strike price, as determined on the day prior to the OSO grant date, was adjusted over time (the “Adjusted Strike Price”), until the settlement date. The adjustment was an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the date of settlement. The value of the OSO increased for increasing levels of outperformance. OSO units had a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500® Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Multiplied by a Success Multiplier of:
0% or Less	—
More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11
11% or More	4.00

The Pre-multiplier Gain was the Level 3 common stock price minus the Adjusted Strike Price on the date of settlement.

Upon settlement of an OSO, we delivered to the grantee the difference between the fair market value of a share of Level 3 common stock as of the day prior to the settlement date, less the Adjusted Strike Price (the “Exercise Consideration”). The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at our discretion. The number of shares of Level 3 common stock delivered to the grantee was determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the fair market value of a share of Level 3 common stock as of the date prior to the settlement date. Fair market value was defined in the OSO agreement as the closing price per share of Level 3 common stock on the national securities exchange on which the common stock is traded. Settlement of the OSO units did not require any cash outlay by the employee.

OSO units had a three year life and settled 100% on the third anniversary of the date of the award. Recipients had no discretion on the timing to exercise OSO units, thus the expected life of all such OSO units was three years.

Transactions involving OSO units awarded are summarized in the table below. The Option Price Per Unit identified in the table below represents the initial strike price, as determined on the day prior to the OSO grant date for those grants.

	Units	Initial Strike Price Per Unit		Weighted Average Initial Strike Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (years)
					(in millions)
Balance January 1, 2014	2,148,865	$14.10	$36.60	$23.99	$31.6	1.46
OSOs granted	—	$—	$—	$—
OSOs forfeited	(52,901)	$16.99	$27.53	$22.99
OSOs expired	(106,844)	$36.60	$36.60	$36.60
OSOs exercised	(771,251)	$14.70	$27.53	$24.26

Balance December 31, 2014	1,217,869	$16.99	$27.53	$22.76	$88.0	0.90
OSOs granted	—	$—	$—	$—
OSOs forfeited	(12,945)	$20.29	$26.69	$22.81
OSOs expired	—	$—	$—	$—
OSOs exercised	(589,944)	$22.15	$22.97	$22.32

Balance December 31, 2015	614,980	$20.29	$26.69	$22.77	$48.5	0.37
OSOs granted	—	$—	$—	$—
OSOs forfeited	(6,875)	$20.29	$26.69	$26.03
OSOs expired	—	$—	$—	$—
OSOs exercised	(608,105)	$20.29	$26.69	$22.73

Balance December 31, 2016	—

In the table above, the weighted average initial strike price represents the values used to calculate the theoretical value of OSO units on the grant date and the intrinsic value represents the value of OSO units that outperformed the S&P 500® Index as of December 31, 2015 and 2014, respectively.

The total realized value of OSO units settled was $14 million, $13 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively. We issued 992,446, 622,755 and 732,593 shares of Level 3 common stock upon the exercise of OSO units for the years ended December 31, 2016, 2015 and 2014, respectively. The number of shares of Level 3 common stock issued upon settlement of an OSO unit varied based upon the relative performance of the Level 3 common stock price and the S&P 500® Index between the initial grant date and settlement date of the OSO.

Restricted Stock Units and Performance Restricted Stock Units

Restricted stock units are generally granted annually on July 1 to certain eligible recipients, including the Board of Directors, at no cost. Restrictions on transfer lapse over one to four year periods.

In April 2014, we began granting Performance Restricted Stock Units (“PRSUs”). PRSUs are designed to provide participants with a long-term stake in our success with both retention and performance components. Under these awards, a participant becomes vested in a number of PRSUs based on our achievement of specified levels of financial performance during the performance period set forth in the applicable award letter issued pursuant to the award agreement, so long as the participant remains continuously employed by us until the applicable scheduled vesting date, subject to certain change in control provisions as outlined in the award agreement. The performance objective is based on our financial performance measures. Participants will be entitled to an award within a range of 50% at a minimum achievement level and 200% at a maximum achievement level.

PRSUs use a two-year performance measurement period and vest 50% on the second anniversary of the grant date (after the relevant performance has been measured) and the second 50% vest in February of the following year.

The weighted-average grant-date fair value of restricted stock units awarded totaled $80 million, $106 million and $72 million for the years ended December 31, 2016, 2015 and 2014, respectively. The fair value of these awards was calculated using the value of Level 3 common stock on the grant date and these awards are being amortized over the periods in which the restrictions lapse. As of December 31, 2016, unamortized compensation cost related to restricted stock units was $77 million and the weighted average period over which this cost will be recognized is 2.45 years.

The changes in restricted stock units are shown in the following table:

	Number	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2014	2,924,350	$22.77
Stock and units granted	1,650,772	$43.48
Lapse of restrictions	(1,150,080)	$22.92
Stock and units forfeited	(206,305)	$27.14

Nonvested at December 31, 2014	3,218,737	$32.95
Stock and units granted	2,087,942	$50.60
Lapse of restrictions	(1,194,519)	$31.70
Stock and units forfeited	(358,227)	$44.25

Nonvested at December 31, 2015	3,753,933	$42.09
Stock and units granted	1,547,229	$51.45
Lapse of restrictions	(1,342,027)	$36.95
Stock and units forfeited	(254,712)	$47.45

Nonvested at December 31, 2016	3,704,423	$47.49

The changes in performance restricted stock units are shown in the following table:

	Number	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2014	—	$—
Units granted	605,111	$39.30
Lapse of restrictions	(1,750)	$39.14
Units forfeited	(35,480)	$39.14

Nonvested at December 31, 2014	567,881	$39.31
Units granted	713,657	$53.82
Lapse of restrictions	—	$—
Units forfeited	(53,073)	$49.25

Nonvested at December 31, 2015	1,228,465	$47.31
Units granted	498,184	$52.84
Lapse of restrictions	(297,940)	$39.43
Units forfeited	(97,298)	$52.02

Nonvested at December 31, 2016	1,331,411	$50.80

The weighted-average grant-date fair value of performance restricted stock units awarded totaled $26 million, $38 million and $24 million for the years ended December 31, 2016, 2015 and 2014, respectively. The fair value of these awards was calculated using the value of Level 3 common stock on the grant date and these awards are being amortized over the periods in which the restrictions lapse. As of December 31, 2016, unamortized compensation cost related to PRSUs was $32 million and the weighted average period over which this cost will be recognized is 1.59 years.

The total fair value of restricted stock units and PRSUs whose restrictions lapsed in the years ended December 31, 2016, 2015 and 2014 was $61 million, $38 million and $27 million, respectively.

Defined Contribution Plans

We sponsor a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not individually significant and therefore have been summarized in aggregate below.

We offer our qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Each employee is eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $18,000 in 2016 and $18,000 in 2015. We match 100% of employee contributions up to 4% of eligible earnings or applicable regulatory limits.

Our matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. Our matching contributions are made through units in the Level 3 Stock Fund, which represent shares of Level 3 common stock. The Level 3 Stock Fund is the mechanism that is used for Level 3 to make employer matching and other contributions to employees through the Level 3 401(k) Plan. Prior to January 2016, employees were not able to purchase units in the Level 3 Stock Fund but effective January 2016, employees may allocate account balances to the Level 3 Stock Fund subject to a limitation on the total percentage of the employee’s 401(K) account balances maintained in the Level 3

Stock Fund. Employees are able to diversify our matching contribution as soon as it is made, even if they are not fully vested, subject to insider trading rules and regulations. Our matching contributions vest ratably over the first three years of service or over such shorter period until the employee has completed three years of service at such time the employee is then 100% vested in all our matching contributions, including future contributions. We made 401(k) Plan matching contributions of $37 million, $36 million and $23 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our matching contributions are recorded as non-cash compensation and included in network related expenses of $5 million, $5 million and $4 million for the years ended December 31, 2016, 2015 and 2014, respectively, and in selling, general and administrative expenses of $32 million, $31 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively. Former tw telecom employees became eligible to participate in our 401(k) Plan starting January 1, 2015.

The tw telecom 401(k) Plan (“tw telecom 401(k) Plan”) provided 100% matching cash contributions up to a maximum 5% of eligible compensation. Our contributions to the tw telecom 401(k) Plan vest immediately. Expenses recorded relating to the tw telecom 401(k) Plan for the two months in 2014 subsequent to the completion of the tw telecom acquisition were approximately $2 million.

Other defined contribution plans we sponsored are individually not significant. On an aggregate basis the expenses we recorded relating to these plans were approximately $6 million, $6 million and $6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Defined Benefit Plans

We have certain contributory and non-contributory employee pension plans, which are not significant to our financial position or operating results. We recognize in our balance sheet the funded status of our defined benefit post-retirement plans, which is measured as the difference between the fair value of the plan assets and the plan benefit obligations. We are also required to recognize changes in the funded status within accumulated other comprehensive income, net of tax to the extent such changes are not recognized in earnings as components of periodic net benefit cost. The fair value of the plan assets was $136 million and $142 million as of December 31, 2016 and 2015, respectively. The total plan benefit obligations were $158 million and $158 million as of December 31, 2016 and 2015, respectively. Therefore, the total funded status was an obligation of $22 million and $16 million as of December 31, 2016 and 2015, respectively.

Annual Discretionary Bonus Grant

Our annual discretionary bonus program is intended to motivate employees to achieve our financial and business goals. Each participant is provided a target award expressed as a percentage of base salary. Actual awards under the program are based on corporate results as well as achievement of specific individual performance criteria during the bonus program period, and may be paid in cash, restricted stock units, or a combination of the two, at the sole discretion of the Compensation Committee of the Board of Directors. The annual discretionary bonus will be paid in cash for the 2016 bonus program, and was paid in cash for the 2015 and 2014 bonus programs. We paid out 1.4 million immediately-vested restricted stock units in 2014 for the 2013 bonus plan.

(13) Income Taxes

The following table summarizes the income tax (expense) benefit attributable to the income (loss) before income taxes for each of the three years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
(dollars in millions)
Current:
United States Federal	$—	$—	$—
State	(4)	(3)	(1)
Foreign	(41)	(33)	(40)

	(45)	(36)	(41)
Deferred, net of changes in valuation allowances:
United States federal	(177)	2,941	6
State	(27)	246	15
Foreign	84	(1)	96

	(120)	3,186	117

Income Tax (Expense) Benefit	$(165)	$3,150	$76

The United States and Foreign components of income (loss) before income taxes for each of the three years ended December 31, 2016, 2015 and 2014 are as follows (some of the income (loss) is subject to taxation in multiple jurisdictions):

	2016	2015	2014
(dollars in millions)
United States	$794	$401	$207
Foreign	48	(118)	31

	$842	$283	$238

A reconciliation of the actual income tax (expense) benefit and the tax computed by applying the U.S. federal rate (35%) to the income before income taxes for each of the three years ended December 31, 2016, 2015 and 2014 is shown in the following table:

	2016	2015	2014
	(dollars in millions)
Computed Tax Expense at Statutory Rate	$(295)	$(99)	$(83)
State and Local Income Taxes	(31)	(15)	(8)
Effect of Earnings in Jurisdictions outside of the United States	24	30	13
Change in Valuation Allowance	139	3,401	205
Disallowed Interest	(58)	(62)	(25)
Non-Deductible Deconsolidation Loss	—	(57)	—
Other Permanent Items	(33)	(25)	(19)
Adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting	22	—	—
U.S. Federal Law Changes	110	—	—
Indefinite-Lived Assets	—	—	2
Uncertain Tax Positions	(2)	(5)	3
Changes in Tax Rates	(24)	(20)	(7)
Other, net	(17)	2	(5)

Income Tax (Expense) Benefit	$(165)	$3,150	$76

The components of the net deferred tax assets as of December 31, 2016 and 2015 are as follows:

	2016	2015
	(dollars in millions)
Deferred Tax Assets:
Deferred revenue	364	351
Unutilized tax net operating loss carry forwards	4,550	4,959
Fixed assets	95	115
Other	471	501

Total Deferred Tax Assets	5,480	5,926
Deferred Tax Liabilities:
Deferred revenue	(57)	(58)
Fixed assets	(962)	(924)
Intangible assets	(357)	(399)
Other	(120)	(350)

Total Deferred Tax Liabilities	(1,496)	(1,731)

Net Deferred Tax Assets before Valuation Allowance	3,984	4,195
Valuation Allowance	(862)	(1,002)

Net Deferred Tax Assets after Valuation Allowance	$3,122	$3,193

As of December 31, 2016, we had available net operating loss carry forwards of approximately $9.0 billion after taking into account the effects of Section 382 limitation of the Internal Revenue Code for U.S. federal income tax purposes.

As a result of certain realization requirements of applicable accounting guidance, the table of deferred tax asset and liabilities shown above does not include certain deferred tax assets as of December 31, 2015 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. However, effective January 1, 2016 we adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and the deferred tax assets related to equity compensation are reflected in the table for the year ended December 31, 2016.

Our loss carry forwards expire in future years through 2035 and are subject to examination by the tax authorities up to three years after the carry forwards are utilized. The U.S. net operating tax loss carry forwards available for federal income tax purposes expire as follows (dollars in millions):

Expiring December 31,	Amount
2024	$891
2025	1,267
2026	1,254
2027	1,645
2028	477
2029	694
2030	663
2031	833
2032	729
2033	194
2034	389
2035	1

$9,037

Under the rules prescribed by Internal Revenue Code Section 382 and applicable regulations, if certain transactions occur with respect to an entity’s capital stock that result in a cumulative ownership shift of more than 50 percentage points by 5% stockholders over a three-year testing period, annual limitations are imposed with respect to the entity’s ability to utilize its net operating loss carry forwards and certain current deductions against any taxable income the entity achieves in future periods and could result in a substantial income tax expense at the time of the shift. We extended the term of our Stockholder Rights Plan, which was adopted to protect our U.S. federal net operating loss carry forwards from these limitations. This plan was designed to deter trading that would result in a change of control (as defined in Section 382) and therefore protect our ability to use our U.S. federal net operating loss carry forwards in the future.

As of December 31, 2016, we had state net operating loss carry forwards of approximately $9.4 billion that have various expiration periods through 2035. We had approximately $5.5 billion of foreign jurisdiction net operating loss carry forwards that are subject to limitations on their utilization. The majority of these foreign jurisdiction tax loss carry forwards have no expiration period.

We recognize deferred tax assets and liabilities for our domestic and non-U.S. operations, for operating loss and other credit carry forwards and the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The valuation of deferred tax assets requires judgment in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns, and future profitability by tax jurisdiction. We have historically provided a valuation allowance to reduce our U.S. federal and state and foreign deferred tax assets to the amount that is more likely than not to be realized. We monitor our cumulative loss position and other evidence each quarter to determine the appropriateness of our valuation allowance. Although we believe our estimates are reasonable, the ultimate determination of the appropriate amount of valuation allowance involves significant judgment.

In the fourth quarter of 2014, we released $100 million of deferred tax valuation allowance primarily related to our business in the U.K. due to a recapitalization and consolidation of legal entities whereby one U.K. entity with a full valuation allowance was merged with an entity that had no valuation allowance against its deferred tax assets, as we had an expectation of future taxable income for the combined entities.

In the fourth quarter of 2015, we released the majority of the valuation allowance against our U.S. federal and state deferred tax assets, resulting in a non-cash benefit to income tax expense of approximately $3.3 billion, $3.1 billion of which was related to future years’ earnings. In making the determination to release the valuation allowance against U.S. federal and state deferred tax assets, we took into consideration our movement into a cumulative income position for the most recent 3-year period, including pro forma adjustments for acquired entities, our 8 out of 9 consecutive quarters of pre-tax operating income, and forecasts of future earnings for our U.S. business. We expect to continue to generate income before taxes in the United States in future periods.

During 2016, we recognized a $22 million income tax benefit from the vesting of stock based compensation due to the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. We also recognized $82 million of income tax benefit related to the release of deferred tax asset valuation allowances primarily in Germany, Brazil, and Mexico. The determinations to release the foreign valuation allowances were driven by our projection of future profitability for each legal entity due to the recapitalization of our German subsidiary, the planned action to restructure our Brazilian business, and the merger of our Mexican subsidiaries.

We continue to maintain our existing valuation allowance against net deferred tax assets in many of our state and foreign jurisdictions where we do not currently believe the realization of our deferred tax assets is more likely than not.

The valuation allowance for deferred tax assets was approximately $0.9 billion as of December 31, 2016 and $1.0 billion as of December 31, 2015. The change in valuation allowance is primarily due to the release of the valuation allowance against foreign deferred tax assets.

With respect to our foreign corporate subsidiaries, we provide for U.S. income taxes on the undistributed earnings and the other outside basis temporary differences (differences between a parent’s book and tax basis in a subsidiary, including currency translation adjustments) unless they are considered indefinitely reinvested outside the United States. The amount of temporary differences related to undistributed earnings and other outside basis temporary differences of investments in foreign subsidiaries upon which U.S. income taxes have not been provided was immaterial.

With respect to our foreign branches, we had historically established deferred tax liabilities for foreign branches with an overall cumulative translation gain, but had not established deferred tax assets for those with an overall translation loss as we had no plans to trigger realization of the losses in the foreseeable future. On December 7, 2016, the Internal Revenue Service issued regulations under Internal

Revenue Code Section 987 addressing the taxation of foreign currency translations gains and losses arising from foreign branches. The new regulations require a “fresh start” recalculation of the unrealized gains and losses as of the adoption date. The regulations provide that the tax bases of specified assets, such as fixed assets, will be translated at historic foreign exchange rates. As a result, the deferred taxes related to such foreign currency translation are expected to reverse through the operations of the branch thereby allowing the recognition of deferred tax assets arising from translation losses as well. The issuance of the regulations resulted in us recognizing an estimated one-time tax benefit of $110 million during the fourth quarter 2016.

Our liability for uncertain income tax positions totaled $18 million at December 31, 2016 and $18 million at December 31, 2015. If the remaining balance of unrecognized tax benefits were realized in a future period, it would result in a tax benefit of $17 million ($17 million as of December 31, 2015) and a reduction in the effective tax rate. We do not expect that the liability for uncertain tax positions will materially increase or decrease during the twelve months ended December 31, 2017. A reconciliation of the beginning and ending balance of unrecognized income tax benefits follows (dollars in millions):

Amount
Balance as of January 1, 2014	$13
Tax positions of prior years netted against deferred tax assets	5
Gross increases - tax positions of prior years	1
Gross increases - tax positions during 2014	—
Gross decreases - lapse of statute of limitations	(2)
Gross decreases - settlement with taxing authorities	—

Balance as of December 31, 2014	17
Tax positions of prior years netted against deferred tax assets	(2)
Gross increases - tax positions of prior years	3
Gross increases - tax positions during 2015	2
Gross decreases - lapse of statute of limitations	(2)
Gross decreases - settlement with taxing authorities	—

Balance as of December 31, 2015	18
Tax positions of prior years netted against deferred tax assets	(1)
Gross increases - tax positions during 2016	2
Gross decreases - tax positions of prior years	(1)
Gross decreases - lapse of statute of limitations	—
Gross decreases - settlement with taxing authorities	—

Balance as of December 31, 2016	$18

The unrecognized tax benefits in the table above do not include accrued interest and penalties of $18 million, $16 million and $17 million as of December 31, 2016, 2015 and 2014, respectively. Our policy is to record interest and penalties related to uncertain tax positions in income tax expense. We recognized accrued interest and penalties related to uncertain tax positions in income tax expense in our Consolidated Statements of Income of approximately $1 million, a benefit of less than $1 million and a benefit of approximately $1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

We, or at least one of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Internal Revenue Service and state and local taxing authorities reserve the right to audit any period where net operating loss carry forwards are available.

We incur tax expense attributable to income in various subsidiaries that are required to file state or foreign income tax returns on a separate legal entity basis. We also recognize accrued interest and penalties in income tax expense related to uncertain tax benefits. Our tax rate is volatile and may move up or down with changes in, among other things, the amount and source of income or loss, our ability to utilize foreign tax credits, changes in tax laws, and the movement of liabilities established for uncertain tax positions as statutes of limitations expire or positions are otherwise effectively settled.

(14) Segment Information

Operating segments are defined under GAAP as components of an enterprise for which separate financial information is available and evaluated regularly by our chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Our CODM is Jeff K. Storey, President and Chief Executive Officer. Our reportable segments consist of: 1) North America; 2) EMEA; and 3) Latin America. Other separate business interests that are not segments include interest, certain corporate assets and overhead costs, and certain other general and administrative costs that are not allocated to any of the operating segments.

The CODM measures and evaluates segment performance primarily based upon revenue, revenue growth and Adjusted EBITDA. Adjusted EBITDA, as defined by us, is equal to net income (loss) from the Consolidated Statements of Income before (1) income tax benefit (expense), (2) total other income (expense), (3) non-cash impairment charges included within selling, general and administrative expenses and network related expenses, (4) depreciation and amortization expense, and (5) non-cash stock-based compensation expense included within selling, general and administrative expenses and network related expenses.

Adjusted EBITDA is not a measurement under GAAP and may not be used in the same way by other companies. Management believes that Adjusted EBITDA is an important part of our internal reporting and is a key measure used by management to evaluate our profitability and operating performance and to make resource allocation decisions. Management believes such measurement is especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses.

Adjusted EBITDA excludes non-cash impairment charges and non-cash stock-based compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income tax benefit (expense) because these items are associated with our capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the effect of capital investments which management believes are better evaluated through cash flow measures. Adjusted EBITDA excludes net other income (expense) because these items are not related to our primary operations.

There are limitations to using non-GAAP financial measures such as Adjusted EBITDA, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income tax benefit (expense), depreciation and amortization expense, non-cash impairment charges, non-cash stock-based compensation expense, and net other income (expense). Adjusted EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Revenue and the related expenses are attributed to regions based on where services are provided. Revenue and costs for services provided in more than one region are allocated equally between the regions, and we do not otherwise charge for services between reportable segments. Therefore, segment results do not include any intercompany revenue. The operating activities of the separate regions along with the activities that are not attributable to a segment are interdependent, and the regional results in the tables below do not include all intercompany charges and allocations that would be necessary to report the regional results on a standalone basis.

Total revenue consists of:

•	Core Network Services revenue from Internet Protocol and data services; transport and fiber; local and enterprise voice services; colocation and data center services; and security services.

•	Wholesale Voice Services revenue from sales to other carriers of long distance voice services.

Core Network Services revenue represents higher profit services and Wholesale Voice Services revenue represents lower profit services. Core Network Services revenue requires different levels of investment and focus and provides different contributions to our operating results than Wholesale Voice Services revenue. Management believes that growth in revenue from our Core Network Services is critical to the long-term success of our business. We also believe we must continue to effectively manage the profitability of the Wholesale Voice Services revenue. We believe trends in our communications business are best gauged by analyzing revenue changes in Core Network Services.

The following table presents revenue by segment for each of the years ended December 31,

(dollars in millions)	2016	2015	2014
Core Network Services Revenue:
North America	$6,362	$6,207	$4,520
EMEA	744	835	904
Latin America	661	715	784

Total Core Network Services Revenue	$7,767	$7,757	$6,208

Wholesale Voice Services Revenue:
North America	$386	$447	$535
EMEA	11	14	6
Latin America	8	11	28

Total Wholesale Voice Services Revenue	$405	$472	$569

Total Revenue	$8,172	$8,229	$6,777

The following table presents Adjusted EBITDA by segment and reconciles Adjusted EBITDA to net income for each of the years ended December 31,

(dollars in millions)	2016	2015	2014
Adjusted EBITDA:
North America	$3,220	$3,048	$2,065
EMEA	215	235	214
Latin America	293	302	348
Unallocated Corporate Expenses	(878)	(947)	(732)

Adjusted EBITDA	$2,850	$2,638	$1,895
Income Tax (Expense) Benefit	(165)	3,150	76
Total Other Expense	(602)	(1,048)	(775)
Depreciation and Amortization	(1,250)	(1,166)	(808)
Non-Cash Stock Compensation	(156)	(141)	(73)
Non-Cash Impairment	—	—	(1)

Net Income	$677	$3,433	$314

The following table presents capital expenditures by segment and reconciles capital expenditures to total capital expenditures for each of the years ended December 31:

(dollars in millions)	2016	2015	2014
Capital Expenditures:
North America	$874	$752	$495
EMEA	145	158	117
Latin America	166	155	153
Unallocated Corporate Capital Expenditures	149	164	145

Total Capital Expenditures	$1,334	$1,229	$910

The following table presents total assets by segment:

	As of December 31,
(dollars in millions)	2016	2015
Assets:
North America	$20,818	$19,961
EMEA	1,639	1,796
Latin America	2,304	2,131
Other	127	129

Total Assets	$24,888	$24,017

The changes in the carrying amount of goodwill by segment during year ended December 31, 2016 and 2015 were as follows (in millions):

	North America	EMEA	Latin America	Total
Balance at January 1, 2015	$6,955	$138	$596	$7,689
Goodwill adjustments including the effect of foreign currency rate change	69	(9)	—	60

Balance at December 31, 2015	7,024	129	596	7,749
Effect of foreign currency rate change	—	(20)	—	(20)

Balance at December 31, 2016	$7,024	$109	$596	$7,729

(15) Commitments, Contingencies and Other Items

We are subject to various legal proceedings and other contingent liabilities that individually or in the aggregate could materially affect our financial condition, future results of operations or cash flows. Amounts accrued for such contingencies aggregate to $97 million and are included in “Other” current liabilities and “Other Liabilities” in our Consolidated Balance Sheet at December 31, 2016. The establishment of an accrual does not mean that actual funds have been set aside to satisfy a given contingency. Thus, the resolution of a particular contingency for the amount accrued would have no effect on our results of operations but could materially adversely affect our cash flows for the affected period.

We review our accruals at least quarterly and adjusts them to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. Below is a description of material legal proceedings and other contingencies pending at December 31, 2016. Although we believe we have accrued for these matters in accordance with the accounting guidance for contingencies, contingencies are inherently unpredictable and it is possible that results of operations or cash flows could be materially and adversely affected in any particular period by unfavorable developments in, or resolution or disposition of, one or more of these matters. For those contingencies in respect of which we believe it is reasonably possible that a loss may result that is materially in excess of the accrual (if any) established for the matter, we have either provided an estimate of such possible loss or range of loss or included a statement that such an estimate cannot be made. In addition to the contingencies described below, we are party to many other legal proceedings and contingencies, the resolution of which is not expected to materially affect our financial condition or future results of operations beyond the amounts accrued.

Rights-of-Way Litigation

We are party to a number of purported class action lawsuits involving our right to install fiber optic cable network in railroad right-of-ways adjacent to plaintiffs’ land. In general, we obtained the rights to construct our networks from railroads, utilities, and others, and have installed our networks along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the fiber optic cable networks pass, and that the railroads, utilities and others who granted us the right to construct and maintain our network did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. We have also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. We have defeated motions for class certification in a number of these actions but expect that, absent settlement of these actions, plaintiffs in the pending lawsuits will continue to seek certification of statewide or multi-state classes. The only lawsuit in which a class was certified against us, absent an agreed upon settlement, occurred in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the United States District Court for the District of Idaho. The Koyle lawsuit has been dismissed pursuant to a settlement reached in November 2010 as described further below.

We negotiated a series of class settlements affecting all persons who own or owned land next to or near railroad rights of way in which we have installed our fiber optic cable networks. The United States District Court for the District of Massachusetts in Kingsborough v. Sprint Communications Co. L.P. granted preliminary approval of the proposed settlement; however, on September 10, 2009, the court denied a motion for final approval of the settlement on the basis that the court lacked subject matter jurisdiction and dismissed the case.

In November 2010, we negotiated revised settlement terms for a series of state class settlements affecting all persons who own or owned land next to or near railroad rights of way in which we have installed our fiber optic cable networks. We are currently pursuing presentment of the settlement in applicable jurisdictions. The settlements, affecting current and former landowners, have received final federal court approval in all but one of the applicable states and the parties are actively engaged in, or have completed, the claims process for the vast majority of the applicable states, including payment of claims. We continue to seek approval in the remaining state.

Management believes that we have substantial defenses to the claims asserted in all of these actions and intends to defend them vigorously if a satisfactory settlement is not ultimately approved for all affected landowners.

Peruvian Tax Litigation

Beginning in 2005, one of our Peruvian subsidiaries received a number of assessments for tax, penalties and interest for calendar years 2001 and 2002. Peruvian tax authorities (“SUNAT”) took the position that the Peruvian subsidiary incorrectly documented its importations resulting in additional income tax withholding and value-added taxes (“VAT”). The total amount of the asserted claims, including potential interest and penalties, was $26 million, consisting of $3 million for income tax withholding in connection with the import of services for calendar years 2001 and 2002, $7 million for VAT in connection with the import of services for calendar years 2001 and 2002, and $16 million in connection with the disallowance of VAT credits for periods beginning in 2005. After taking into account the developments described below, as well as the accrued interest and foreign exchange effects, the total amount of exposure is $18 million at December 31, 2016.

We challenged the tax assessments during 2005 by filing administrative claims before SUNAT. During August 2006 and June 2007, SUNAT rejected our administrative claims, thereby confirming the assessments. Appeals were filed in September 2006 and July 2007 with the Tribunal Fiscal, the highest level of administrative review, which is not part of the Peru judiciary (the “Tribunal”). The 2001 and 2002 assessed withholding tax assessments were resolved in our favor in separate administrative resolutions; however, the penalties with respect to withholding tax remain at issue in the administrative appeals.

In October 2011, the Tribunal issued its administrative resolution with respect to the calendar year 2002 tax period regarding VAT, associated penalties and penalties associated with withholding taxes, deciding the central issue underlying the assessments in the government’s favor, while confirming the assessment in part and denying a portion of the assessment on procedural grounds. We appealed the Tribunal’s October 2011 administrative resolutions to the judicial court in Peru. In September 2014, the first judicial court rendered a decision largely in our favor on the central issue underlying the assessments. SUNAT appealed the court’s decision to the next judicial level. The court of appeal remanded the case to the first judicial court for further development of the facts and legal analysis supporting its decision. In April 2016, the first judicial level rendered a decision in our favor on the central issue underlying the assessments. SUNAT has appealed the substantive issue to the next judicial level. We also appealed certain procedural points.

In October 2013, the Tribunal notified us of its July 2013 administrative resolution with respect to the calendar year 2001 tax period regarding VAT, associated penalties and penalties associated with withholding taxes, determining the central issue underlying the assessments in the government’s favor, while confirming the assessment in part and denying a portion of the assessment on procedural grounds. We appealed the Tribunal’s July 2013 administrative resolutions to the judicial court in Peru. In April 2015, the first judicial court rendered a decision largely in SUNAT’s favor on the central issue underlying the assessments. We appealed the court’s decision to the next judicial level. In April 2016, the court of appeal rendered a decision that declared null the April 2015 decision and remanded the case to the first judicial court for further development of the facts and legal analysis supporting its decision.

In December 2013, SUNAT initiated an audit of calendar year 2001. In June 2014, we were served with SUNAT’s assessments of the 2001 VAT credits declared null by the Tribunal and the corresponding fine. In July 2014, we challenged these assessments by filing administrative claims before SUNAT. In January 2015, SUNAT rejected the administrative claims, thereby confirming the assessments. We filed an appeal with the Tribunal in February 2015. In May 2015, the Tribunal notified us of its administrative resolution declaring the assessments and corresponding fines null. The time for SUNAT to appeal this resolution has closed. Under local practice, notification of an appeal can take several months. Counsel confirmed in the first quarter of 2016 that SUNAT has not filed an appeal to the resolution. Nevertheless, SUNAT retains the right to reissue the assessments declared null or start a new audit. However, we are under no obligation to provide additional information and any fine issued by SUNAT based on the same information that it has already used in the past would be declared null. Accordingly, in March 2016, we released an accrual of approximately $15 million for an assessment and associated interest.

In addition, based on a change in legal interpretation by the Peruvian judicial courts, the statute of limitations with respect to the 2001 fines has expired. Accordingly, in the fourth quarter of 2016, we released an accrual of approximately $11 million of fines and associated interest.

Employee Severance and Contractor Termination Disputes

A number of former employees and third-party contractors have asserted a variety of claims in litigation against certain of our Latin American subsidiaries for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses, property damages, moral damages and related statutory penalties, fines, costs and expenses (including accrued interest, attorneys fees and statutorily mandated inflation adjustments) as a result of their separation from us or termination of service relationships. We are vigorously defending ourselves against the asserted claims, which aggregate to approximately $29 million at December 31, 2016.

Brazilian Tax Claims

In December 2004, March 2009, April 2009 and July 2014, the São Paulo state tax authorities issued tax assessments against one of our Brazilian subsidiaries for the Tax on Distribution of Goods and Services (“ICMS”) with respect to revenue from leasing movable properties (in the case of the December 2004, March 2009 and July 2014 assessments) and revenue from the provision of Internet access services (in the case of the April 2009 and July 2014 assessments), by treating such activities as the provision of communications services, to which the ICMS tax applies. During the third quarter of 2014, we released an accrual of $6 million for tax, penalty and associated interest corresponding to the ICMS applicable on the provision of Internet access services due to the expiration of the statute of limitations for the January 2008 to June 2009 tax periods. In September 2002, July 2009 and May 2012, the Rio de Janeiro state tax authorities issued tax assessments to the same Brazilian subsidiary on similar issues. We have filed objections to these assessments, arguing that the lease of assets and the provision of Internet access are not communication services subject to ICMS. The objections to the September 2002, December 2004 and March 2009 assessments were rejected by the respective state administrative courts, and we have appealed those decisions to the judicial courts. In October 2012 and June 2014, we received favorable rulings from the lower court on the December 2004 and March 2009 assessments regarding equipment leasing, but those rulings are subject to appeal by the state. No ruling has been obtained with respect to the September 2002 assessment. The objections to the April and July 2009 and May 2012 assessments are still pending final administrative decisions. The July 2014 assessment was confirmed during the fourth quarter of 2014 at the first administrative level and we appealed this decision to the second administrative level. During the fourth quarter of 2014, we entered into an amnesty with the Rio de Janeiro state tax authorities with respect to potential ICMS liability for the 2008 tax period. As a result, we paid $5 million and released an accrual of $3 million of tax corresponding to the ICMS applicable on the provision of Internet access services in the fourth quarter of 2014.

We are vigorously contesting all such assessments in both states and, in particular, view the assessment of ICMS on revenue from leasing movable properties to be without merit. Nevertheless, we believe it is reasonably possible that these assessments could result in a loss of up to $48 million at December 31, 2016 in excess of the accruals established for these matters.

Letters of Credit

It is customary for us to use various financial instruments in the normal course of business. These instruments include letters of credit. Letters of credit are conditional commitments issued on our behalf in accordance with specified terms and conditions. As of December 31, 2016 and December 31, 2015, we had outstanding letters of credit or other similar obligations of approximately $39 million and $46 million, respectively, of which $33 million and $43 million are collateralized by cash that is reflected on the Consolidated Balance Sheets as restricted cash and securities. We do not believe exposure to loss related to our letters of credit is material.

Operating Leases

We are leasing rights-of-way, facilities and other assets under various operating leases which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in various price indexes and increases in the landlord’s management costs.

The right-of-way agreements have various expiration dates through 2060. Payments under these right-of-way agreements were $205 million in 2016, $211 million in 2015 and $173 million in 2014.

We have obligations under non-cancelable operating leases for certain colocation, office facilities and other assets, including lease obligations for which facility related restructuring charges have been recorded. The lease agreements have various expiration dates through 2119. Rent expense, including common area maintenance, under non-cancelable lease agreements was $347 million in 2016, $357 million in 2015 and $318 million in 2014.

Future minimum payments for the next five years and thereafter under network and related right-of-way agreements and non-cancelable operating leases for facilities and other assets consist of the following as of December 31, 2016 (dollars in millions):

	Right-of-Way Agreements	Operating Leases	Total	Future Minimum Sublease Receipts
2017	$162	$282	$444	$4
2018	80	244	324	4
2019	71	222	293	3
2020	55	164	219	1
2021	50	124	174	—
Thereafter	325	501	826	—

	$743	$1,537	$2,280	$12

Certain right-of-way agreements include provisions for increases in payments in future periods based on the rate of inflation as measured by various price indexes. We have not included estimates for these increases in future periods in the amounts included above.

Certain non-cancelable right of way agreements provide for automatic renewal on a periodic basis. We include payments due during these automatic renewal periods given the significant cost to relocate our network and other facilities.

Certain other right-of-way agreements are currently cancelable or can be terminated under certain conditions by us. We include the payments under such cancelable right-of-way agreements in the table above for a period of 1 year from January 1, 2017, if we do not consider it likely that we will cancel the right of way agreement within the next year.

Cost of Access and Third-Party Maintenance

In addition, we have purchase commitments with third-party access vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. Some of these access vendor commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, we have purchase commitments with third parties that require us to make payments for maintenance services for certain portions of our network.

The following table summarizes our purchase commitments at December 31, 2016 (dollars in millions):

	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
Cost of Access Services	$425	$278	$131	$11	$5
Third-Party Maintenance Services	235	59	69	40	67

	$660	$337	$200	$51	$72

(16) Condensed Consolidating Financial Information

Level 3 Financing has issued Senior Notes that are unsecured obligations of Level 3 Financing, Inc.; however, they are also fully and unconditionally and jointly and severally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC.

In conjunction with the registration of the Level 3 Financing, Inc. Senior Notes, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.”

The operating activities of the separate legal entities included in our Consolidated Financial Statements are interdependent. The accompanying condensed consolidating financial information presents the statements of comprehensive income, balance sheets and statements of cash flows of each legal entity and, on an aggregate basis, the other non-guarantor subsidiaries based on amounts incurred by such entities, and is not intended to present the operating results of those legal entities on a stand-alone basis. Level 3 Communications, LLC leases equipment and certain facilities from other wholly owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in our consolidated results.

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended December 31, 2016

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Revenue	$—	$—	$3,557	$4,747	$(132)	$8,172
Costs and Expenses:
Network access costs	—	—	1,283	1,574	(132)	2,725
Network related expenses	—	—	953	393	—	1,346
Depreciation and amortization	—	—	385	865	—	1,250
Selling, general and administrative expenses	16	5	1,024	362	—	1,407

Total costs and expenses	16	5	3,645	3,194	(132)	6,728

Operating (Loss) Income	(16)	(5)	(88)	1,553	—	1,444
Other Income (Expense):
Interest income	—	—	3	1	—	4
Interest expense	(36)	(505)	(2)	(3)	—	(546)
Interest income (expense) affiliates, net	1,385	2,113	(3,215)	(283)	—	—
Equity in net earnings (losses) of subsidiaries	(669)	(2,033)	757	—	1,945	—
Other, net	(1)	(39)	2	(22)	—	(60)

Total other expense	679	(464)	(2,455)	(307)	1,945	(602)

Income (Loss) before Income Taxes	663	(469)	(2,543)	1,246	1,945	842
Income Tax (Expense) Benefit	14	(200)	(2)	23	—	(165)

Net Income (Loss)	677	(669)	(2,545)	1,269	1,945	677
Other Comprehensive Loss, Net of Income Taxes	(86)	—	—	(86)	86	(86)

Comprehensive Income (Loss)	$591	$(669)	$(2,545)	$1,183	$2,031	$591

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended December 31, 2015

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Revenue	$—	$—	$3,325	$5,077	$(173)	$8,229
Costs and Expenses:
Network access costs	—	—	1,243	1,763	(173)	2,833
Network related expenses	—	—	947	485	—	1,432
Depreciation and amortization	—	—	309	857	—	1,166
Selling, general and administrative expenses	4	—	1,064	399	—	1,467

Total costs and expenses	4	—	3,563	3,504	(173)	6,898

Operating (Loss) Income	(4)	—	(238)	1,573	—	1,331
Other Income (Expense):
Interest income	—	—	—	1	—	1
Interest expense	(51)	(574)	(3)	(14)	—	(642)
Interest income (expense) affiliates, net	1,310	1,984	(3,041)	(253)	—	—
Equity in net earnings (losses) of subsidiaries	2,162	(1,693)	177	—	(646)	—
Other, net	(18)	(200)	3	(192)	—	(407)

Total other expense	3,403	(483)	(2,864)	(458)	(646)	(1,048)

Income (Loss) before Income Taxes	3,399	(483)	(3,102)	1,115	(646)	283
Income Tax (Expense) Benefit	34	2,645	(1)	472	—	3,150

Net Income (Loss)	3,433	2,162	(3,103)	1,587	(646)	3,433
Other Comprehensive (Loss) Income, Net of Income Taxes	(154)	—	—	(154)	154	(154)

Comprehensive Income (Loss)	$3,279	$2,162	$(3,103)	$1,433	$(492)	$3,279

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the year ended December 31, 2014

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Revenue	$—	$—	$3,073	$3,918	$(214)	$6,777
Costs and Expenses:
Network access costs	—	—	1,177	1,566	(214)	2,529
Network related expenses	—	—	762	484	—	1,246
Depreciation and amortization	—	—	277	531	—	808
Selling, general and administrative expenses	21	2	735	423	—	1,181

Total costs and expenses	21	2	2,951	3,004	(214)	5,764

Operating (Loss) Income	(21)	(2)	122	914	—	1,013
Other Income (Expense):
Interest income	—	—	—	1	—	1
Interest expense	(143)	(492)	(2)	(17)	—	(654)
Interest income (expense) affiliates, net	1,227	1,827	(2,890)	(164)	—	—
Equity in net earnings (losses) of subsidiaries	(710)	(2,047)	663	—	2,094	—
Other, net	(53)	—	7	(76)	—	(122)

Total other expense	321	(712)	(2,222)	(256)	2,094	(775)

Income (Loss) before Income Taxes	300	(714)	(2,100)	658	2,094	238
Income Tax (Expense) Benefit	14	4	(1)	59	—	76

Net Income (Loss)	314	(710)	(2,101)	717	2,094	314
Other Comprehensive Income (Loss), Net of Income Taxes	(183)	—	—	(183)	183	(183)

Comprehensive Income (Loss)	$131	$(710)	$(2,101)	$534	$2,277	$131

Condensed Consolidating Balance Sheets

December 31, 2016

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Assets
Current Assets:

Cash and cash equivalents	$15	$—	$1,700	$104	$—	$1,819
Restricted cash and securities	—	—	1	6	—	7
Receivables, less allowances for doubtful accounts	—	—	26	686	—	712
Due from affiliates	17,032	21,715	—	2,180	(40,927)	—
Other	—	—	87	28	—	115

Total Current Assets	17,047	21,715	1,814	3,004	(40,927)	2,653
Property, Plant, and Equipment, net	—	—	3,869	6,270	—	10,139
Restricted Cash and Securities	22	—	9	—	—	31
Goodwill and Other Intangibles, net	—	—	353	8,291	—	8,644
Investment in Subsidiaries	16,869	17,599	3,674	—	(38,142)	—
Deferred Tax Assets	51	2,687	—	632	—	3,370
Other Assets, net	—	—	16	35	—	51

Total Assets	$33,989	$42,001	$9,735	$18,232	$(79,069)	$24,888

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—	$307	$399	$—	$706
Current portion of long-term debt	—	—	2	5	—	7
Accrued payroll and employee benefits	—	—	160	35	—	195
Accrued interest	11	110	—	8	—	129
Current portion of deferred revenue	—	—	116	150	—	266
Due to affiliates	—	—	40,927	—	(40,927)	—
Other	—	—	127	41	—	168

Total Current Liabilities	11	110	41,639	638	(40,927)	1,471
Long-Term Debt, less current portion	592	10,108	13	164	—	10,877
Deferred Revenue, less current portion	—	—	719	282	—	1,001
Other Liabilities	16	—	155	451	—	622
Commitments and Contingencies

Stockholders’ Equity (Deficit)	33,370	31,783	(32,791)	16,697	(38,142)	10,917

Total Liabilities and Stockholders’ Equity (Deficit)	$33,989	$42,001	$9,735	$18,232	$(79,069)	$24,888

Condensed Consolidating Balance Sheets

December 31, 2015

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$12	$6	$727	$109	$—	$854
Restricted cash and securities	—	—	1	7	—	8
Receivables, less allowances for doubtful accounts	—	—	47	710	—	757
Due from affiliates	12,415	22,759	—	2,816	(37,990)	—
Other	—	—	56	55	—	111

Total Current Assets	12,427	22,765	831	3,697	(37,990)	1,730
Property, Plant, and Equipment, net	—	—	3,423	6,455	—	9,878
Restricted Cash and Securities	27	—	14	1	—	42
Goodwill and Other Intangibles, net	—	—	363	8,513	—	8,876
Investment in Subsidiaries	16,772	17,714	3,734	—	(38,220)	—
Deferred Tax Assets	38	2,847	—	556	—	3,441
Other Assets, net	—	—	12	38	—	50

Total Assets	$29,264	$43,326	$8,377	$19,260	$(76,210)	$24,017

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$195	$433	$—	$629
Current portion of long-term debt	—	—	2	13	—	15
Accrued payroll and employee benefits	—	—	186	32	—	218
Accrued interest	11	90	—	7	—	108
Current portion of deferred revenue	—	—	119	148	—	267
Due to affiliates	—	—	37,990	—	(37,990)	—
Other	—	—	115	64	—	179

Total Current Liabilities	11	91	38,607	697	(37,990)	1,416
Long-Term Debt, less current portion	591	10,092	15	168	—	10,866
Deferred Revenue, less current portion	—	—	680	297	—	977
Other Liabilities	15	—	133	484	—	632
Commitments and Contingencies
Stockholders’ Equity (Deficit)	28,647	33,143	(31,058)	17,614	(38,220)	10,126

Total Liabilities and Stockholders’ Equity (Deficit)	$29,264	$43,326	$8,377	$19,260	$(76,210)	$24,017

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2016

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Net Cash (Used in) Provided by Operating Activities	$(49)	$(468)	$564	$2,296	$—	$2,343
Cash Flows from Investing Activities:
Capital expenditures	—	—	(704)	(630)	—	(1,334)
Change in restricted cash and securities, net	5	—	6	1	—	12
Proceeds from sale of property, plant and equipment and other assets	—	—	1	2	—	3

Net Cash Provided by (Used in) Investing Activities	5	—	(697)	(627)	—	(1,319)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	764	—	—	—	764
Payments on and repurchases of long-term debt, including current portion and refinancing costs	—	(806)	(1)	(13)	—	(820)
Increase (decrease) due from/to affiliates, net	47	504	1,107	(1,658)	—	—

Net Cash Provided by (Used in) Financing Activities	47	462	1,106	(1,671)	—	(56)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	(3)	—	(3)

Net Change in Cash and Cash Equivalents	3	(6)	973	(5)	—	965
Cash and Cash Equivalents at Beginning of Year	12	6	727	109	—	854

Cash and Cash Equivalents at End of Year	$15	$—	$1,700	$104	$—	$1,819

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2015

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(40)	$(617)	$193	$2,319	$—	$1,855
Cash Flows from Investing Activities:
Capital expenditures	—	—	(453)	(776)	—	(1,229)
Cash related to deconsolidated Venezuela operations	—	—	—	(83)	—	(83)
Change in restricted cash and securities, net	(25)	—	3	—	—	(22)
Proceeds from sale of property, plant and equipment and other assets	—	—	—	4	—	4
Other	—	—	(14)	—	—	(14)

Net Cash Provided by (Used in) Investing Activities	(25)	—	(464)	(855)	—	(1,344)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	4,832	—	—	—	4,832
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(313)	(4,725)	(2)	(11)	—	(5,051)
Increase (decrease) due from/to affiliates, net	383	511	693	(1,587)	—	—

Net Cash Provided by (Used in) Financing Activities	70	618	691	(1,598)	—	(219)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	(18)	—	(18)

Net Change in Cash and Cash Equivalents	5	1	420	(152)	—	274
Cash and Cash Equivalents at Beginning of Year	7	5	307	261	—	580

Cash and Cash Equivalents at End of Year	$12	$6	$727	$109	$—	$854

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2014

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
(dollars in millions)
Net Cash Provided by (Used in) Operating Activities	$(178)	$(458)	$625	$1,172	$—	$1,161
Cash Flows from Investing Activities:
Capital expenditures	—	—	(362)	(548)	—	(910)
Change in restricted cash and securities, net	—	—	2	(12)	—	(10)
Proceeds from sale of property, plant and equipment and other assets	—	—	—	3	—	3
Investment in tw telecom, net of cash acquired	(474)	—	—	307	—	(167)
Other	—	—	—	(2)	—	(2)

Net Cash Provided by (Used in) Investing Activities	(474)	—	(360)	(252)	—	(1,086)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	590	—	—	(1)	—	589
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(647)	—	—	(24)	—	(671)
Increase (decrease) due from/to affiliates, net	708	457	(305)	(860)	—	—

Net Cash Provided by (Used in) Financing Activities	651	457	(305)	(885)	—	(82)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	(44)	—	(44)

Net Change in Cash and Cash Equivalents	(1)	(1)	(40)	(9)	—	(51)
Cash and Cash Equivalents at Beginning of Year	8	6	347	270	—	631

Cash and Cash Equivalents at End of Year	$7	$5	$307	$261	$—	$580

(17) Unaudited Quarterly Financial Data

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
(dollars in millions except per share data)
Revenue	$2,051	$2,053	$2,056	$2,061	$2,033	$2,062	$2,032	$2,053

Costs and Expenses:
Network Access Costs	694	723	676	696	675	706	680	708
Network Related Expenses	338	356	339	363	337	369	332	344
Depreciation and Amortization	301	288	310	288	319	296	320	294
Selling, General and Administrative Expenses	356	370	357	364	348	364	346	369

Total Costs and Expenses	1,689	1,737	1,682	1,711	1,679	1,735	1,678	1,715

Operating Income	362	316	374	350	354	327	354	338
Other Income (Expense):
Interest Income	1	1	1	—	1	—	1	—
Interest Expense	(135)	(180)	(140)	(165)	(139)	(145)	(132)	(152)
Loss on Modification and Extinguishment of Debt	—	—	(40)	(163)	—	—	—	(55)
Venezuela Deconsolidation Charge	—	—	—	—	—	(171)	—	—
Other, net	(10)	(10)	(5)	(17)	1	6	(6)	3

Total Other Expense	(144)	(189)	(184)	(345)	(137)	(310)	(137)	(204)

Income Before Income Taxes	218	127	190	5	217	17	217	134
Income Tax (Expense) Benefit	(90)	(5)	(34)	(18)	(74)	(16)	33	3,189

Net Income (Loss)	$128	$122	$156	$(13)	$143	$1	$250	$3,323

Net Income (Loss) Per Share - Basic	$0.36	$0.35	$0.44	$(0.04)	$0.40	$—	$0.70	$9.33
Net Income (Loss) Per Share - Diluted	$0.36	$0.35	$0.43	$(0.04)	$0.39	$—	$0.69	$9.24

Net income (loss) per share for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while net income (loss) per share for the year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the income (loss) per share for each of the four quarters may not equal the net income (loss) per share for the year.

During the second quarter of 2016, we recognized a loss on modification and extinguishment of debt of $40 million, related to the redemption of the 7% Senior Notes due 2020.

In the second quarter of 2016, we recognized approximately $40 million income tax benefit related to the release of our German deferred tax valuation allowance.

In the fourth quarter of 2016, we recognized a $110 million income tax benefit related to the issuance of new regulations under Internal Revenue Code Section 987 addressing the taxation of foreign currency translation gains and losses arising from foreign branches.

In the fourth quarter of 2016, we recognized a $35 million income tax benefit related to releases of deferred tax valuation allowances primarily in Brazil.

In the fourth quarter of 2016, we recognized $16 million income tax expense related to income tax rate changes.

During the fourth quarter of 2015, we recognized a $3.3 billion income tax benefit primarily related to the release of U.S. federal and state deferred tax valuation allowances.

During the fourth quarter of 2015, we recognized a loss on extinguishment of debt of $55 million, related to the refinancing of the 8.625% Senior Notes due 2020.

During the second quarter of 2015, we recognized a loss on extinguishment of debt of $36 million, related to the refinancing of the 9.375% Senior Notes due 2019.

During the second quarter of 2015, we recognized a loss on extinguishment of debt of $82 million, related to the refinancing of the 8.125% Senior Notes due 2019.

During the second quarter of 2015, we recognized a loss on extinguishment of debt of $18 million, related to the refinancing of the 8.875% Senior Notes due 2019.

During the second quarter of 2015, we recognized a loss on modification and extinguishment of debt of $27 million, related to the refinancing of the senior secured Tranche B Term Loan due 2022.

(18) Subsequent Event

On February 22, 2017, we completed the refinancing of all of our outstanding $4.611 billion senior secured term loans through the issuance of a new Tranche B 2024 Term Loan in the amount of $4.611 billion. The term loans refinanced are our Tranche B-III 2019 Term Loan, Tranche B 2020 Term Loan, and the Tranche B-II 2022 Term Loan. The new Tranche B 2024 Term Loan bears interest at LIBOR plus 2.25 percent, with a zero percent minimum LIBOR, and will mature on February 22, 2024. The Tranche B 2024 Term Loan was priced to lenders at par, with the payment to the lenders at closing of an upfront 25 basis point fee.